Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ICX TECHNOLOGIES, INC.,

SENSOR TECHNOLOGIES & SYSTEMS, INCORPORATED,

STS INTEGRATED MERGER CORPORATION,

THE PRINCIPAL STOCKHOLDERS OF SENSOR TECHNOLOGIES & SYSTEMS, INCORPORATED, AND

WALKER BUTLER AS STOCKHOLDERS’ REPRESENTATIVE OF THE STOCKHOLDERS OF SENSOR TECHNOLOGIES & SYSTEMS, INCORPORATED

Dated as of December 5, 2005

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Confidential Information, Non-Competition and Assignment of Invention Agreements

Exhibit B	Form of Employment Agreement with Walker Butler

Exhibit C	Form of Employment Agreement with Arnold Nikula

Exhibit D	Form of Stockholder Agreement

Exhibit E	Form of At Will Employment, Confidential Information, Non-Competition and Assignment of Invention Agreements

Exhibit F	Form of Company Legal Opinion

Exhibit G	Form of Preferred Stock Conversion Notice

Exhibit H	Form of Buyer Legal Opinion

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 5, 2005 by and among ICx Technologies, Inc., a Delaware corporation (“Buyer”), Sensor Technologies & Systems, Incorporated, an Arizona corporation (the “Company”), STS Integrated Merger Corporation, an Arizona corporation (“Merger Sub”), Walker Butler and Arnold J. Nikula (each a “Principal Stockholder” and collectively, the “Principal Stockholders”) and Walker Butler as Stockholders’ Representative to serve as agent for the Stockholders as set forth in Article IX. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to them in Article XI.

RECITALS

A. The Boards of Directors of Buyer and the Company believe it is in the best interests of each company and its respective stockholders that Buyer acquire all issued and outstanding shares of the Company’s capital stock (the “Company Stock”), consisting of the Company’s common stock, $0.001 par value per share (the “Company Common Stock”) and the Company’s Series A Preferred Shares, $0.001 par value per share (the “Company Preferred Stock”) through the statutory merger of Merger Sub with and into the Company pursuant to the terms and conditions set forth herein, and in furtherance thereof, have approved this Agreement and the transactions contemplated hereby, including the Merger (as defined below).

B. The parties had previously entered into an Agreement dated July 26, 2005 (the “Prior Agreement”) that the parties agree was terminated by Buyer pursuant to Section 8.1(g) of such Prior Agreement and is null and void;

C. The persons and entities listed on Schedule 1.1 attached hereto own all of the issued and outstanding shares of Company Common Stock and Company Preferred Stock.

D. Pursuant to the Merger (as defined below), among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive consideration as set forth in Section 1.6 and Section 1.7 hereof on the terms and subject to the conditions set forth herein.

E. As a material inducement to Buyer to enter into this Agreement, each holder of greater than five percent (5%) of Company Stock (including the Principal Stockholders) shall enter into a confidential information, non-competition and assignment of invention agreement in substantially similar form as attached hereto as Exhibit A prior to Closing (as defined herein). Furthermore, Walker Butler and Arnold Nikula shall each enter into employment agreements (each an “Employment Agreement”) in substantially similar form as attached hereto as Exhibit B and Exhibit C, respectively, prior to Closing.

F. As a material inducement to Buyer to enter into this Agreement, the Stockholders in connection with this Agreement shall enter into a stockholder agreement, in substantially similar form as attached hereto as Exhibit D prior to Closing (a “Stockholder Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Arizona Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger. The Company as the surviving corporation after the Merger shall sometimes be referred to herein as the “Surviving Entity.”

1.2 Closing and Effective Time.

(a) Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place on a business day as promptly as practicable after the execution and delivery of this Agreement by the parties hereto, but no later than two (2) business days following satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 11921 Freedom Drive, Suite 600, Reston, Virginia, unless another time and/or place is mutually agreed upon in writing by Buyer and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing with the Arizona Corporation Commission articles of merger (the “Certificate of Merger”) in accordance with the applicable provisions of Arizona Law. The time of filing of the Certificate of Merger is referred to herein as the “Effective Time.”

1.3 General Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Arizona Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Company as the Surviving Entity.

1.4 Articles of Incorporation and Bylaws.

(a) Articles of Incorporation of Surviving Entity. Unless otherwise determined by Buyer prior to the Effective Time, the articles of incorporation of the Surviving Entity shall be amended and restated as of the Effective Time in their entirety to be identical to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with Arizona Law and as provided in such articles of incorporation; provided, however, that at the Effective Time, the Company’s name will not change.

(b) Bylaws of Surviving Entity. Unless otherwise determined by Buyer prior to the Effective Time, the bylaws of the Surviving Entity shall be amended and restated as of the Effective Time in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Arizona Law and as provided in the articles of incorporation of the Surviving Entity and such bylaws.

1.5 Directors and Officers; Advisory Board.

(a) Directors of Surviving Entity. Unless otherwise determined by Buyer prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be appointed as the directors of the Surviving Entity immediately after the Effective Time, each to hold the office of a director of the Surviving Entity in accordance with the provisions of Arizona Law, the articles of incorporation and bylaws of the Surviving Entity until their successors are duly elected and qualified, or until their earlier resignation or removal.

(b) Officers of Surviving Entity. The officers of the Company immediately prior to the Effective Time shall be appointed as the officers of the Surviving Entity immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Entity.

(c) Advisory Board. Following the Closing, the Board of the Surviving Entity shall, at its sole discretion, establish a business advisory board, which shall include not less than one member of the Company’s executive management team.

1.6 Maximum Merger Consideration; Initial Merger Consideration. The maximum amount of Merger Consideration to be paid by Buyer in exchange for the acquisition by Buyer of all Company Stock shall not exceed the Maximum Merger Consideration. Subject to the terms and conditions of this Agreement, as of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of Merger Sub, each share of Company Stock (other than shares of Company Stock to be cancelled pursuant to Section 1.8 and any Dissenting Shares) will be cancelled and extinguished and converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Stock, the following Initial Merger Consideration:

(a) Stockholder Company Preferred Stock. For each share of Company Preferred Stock held by Stockholders and not converted prior to Closing, each such Stockholder will receive an amount of cash equal to the sum of (i) $2.50 (as adjusted for any stock split, stock dividend, recapitalization or the like), plus (ii) the amount of aggregate accrued but unpaid dividends per share prior to the Closing (the “Preferred Liquidation Preference Cash Ratio”). For purposes of illustration, as of the date hereof the Preferred Liquidation Preference Cash Ratio is estimated to be $2.549237 per share based on the following assumptions: (A) Total Company Preferred Stock of 121,920 shares, assuming no such shares convert to Company Common Stock, and (B) an aggregate amount of accrued dividends owed prior to closing of $6,003 accrued since the quarter ended September 15, 2005. This amount is an estimate for purposes of illustration only. In the event these assumptions change between the date hereof and the Closing Date, the actual amount of the Preferred Liquidation Preference Cash Ratio will be subject to change.

(b) Stockholder Company Common Stock. For each share of Company Common Stock held by Stockholders, each Stockholder will receive an amount of cash equal to the Common Cash Ratio. For purposes of illustration, as of the date hereof, the Common Cash Ratio is estimated to be $1.111077 per share based on the following assumptions: (A) an Aggregate Preferred Liquidation Preference of $310,803 paid to the holders of Company Preferred Stock, assuming Total Company Preferred Stock of 121,920 shares and no such shares convert into Company Common Stock, and (B) Fully Converted Shares of Company Common Stock Outstanding of 5,175,298. This amount is an estimate for purposes of illustration only. In the event these assumptions change between the date hereof and the Closing Date, the actual amount of the Common Cash Ratio will be subject to change.

1.7 Company Common Stock Earn-out Consideration.

In addition to the Initial Merger Consideration, each holder of a share of Company Common Stock immediately prior to the Effective Time (the “Eligible Stockholders”) shall be eligible to receive an Initial Earn-out Payment and a Performance Earn-out Payment (or Termination Payment Amount, as may be applicable) (the “Initial Earn-out Payment and the Performance Earn-out Payment” shall be collectively referred to as the “Total Earn-out Payment”) pursuant to the terms of this Section 1.7 in the event the Company Business Unit generates Required Revenues and Required EBITDA during the Initial Earn-out Period and Earn-out Period, respectively (as such terms are defined herein).

(a) Initial Earn-out Payment. Within ninety (90) days following the completion of the twelve months of the fiscal year ended December 31, 2006 (the “Initial Earn-out Period”), Buyer shall determine the Company Business Unit’s Sales Revenue during the Initial Earn-out Period (the “Initial Revenue Calculation”), and deliver written notice of the Initial Revenue Calculation to the Stockholders’ Representative within thirty (30) days thereafter (the “Initial Revenue Calculation Notice”) and shall provide Stockholders’ Representative with such information as is reasonably necessary to enable such representative to confirm such determination. In the event the Stockholders’ Representative does not provide Buyer written notice (an “Initial Revenue Calculation Objection Notice”) of objection (an “Initial Revenue Calculation Dispute”) to the Initial Revenue Calculation within thirty (30) days from receipt of the Initial Revenue Calculation Notice (the “Initial Revenue Calculation Objection Deadline”), such Initial Revenue Calculation shall be final and binding upon all Stockholders. In the event the Initial Revenue Calculation Notice has been delivered in accordance with this Section 1.7(a) and no Initial Revenue Calculation Objection Notice has been delivered as of the Initial Revenue Calculation Objection Deadline, then within thirty (30) days of the Initial Revenue Calculation Objection Deadline (or, if applicable, the final resolution of an Initial

Revenue Calculation Dispute in accordance with the terms of Sections 1.7(j) and (k) herein) upon receiving and in accordance with written instructions provided to Buyer by the Stockholders’ Representative, Buyer shall promptly pay each Eligible Stockholder for each share of Company Common Stock held by such Eligible Stockholder immediately prior to the Effective Time an amount of cash equal to the Initial Cash Earn-out Ratio. During the Initial Earn-out Period, any product sale that exceeds $100,000 and has a Gross Margin of less than thirty percent (30%) (excluding any sales made to Affiliates of Buyer pursuant to Section 1.7(c) herein) must receive the prior approval of no less than sixty percent (60%) of the members of the board of directors of the Company Business Unit.

(b) Company EBITDA Calculation; Other EBITDA Restrictions. Within ninety (90) days following the completion of each anniversary of the first day of the Earn-out Period, and following the completion of any additional Stub Period, as such terms are defined below, Buyer shall determine the financial results of the Company Business Unit during the Earn-out Period (defined below), including but not limited to, the calculation of the EBITDA generated by the Company Business Unit during the Earn-out Period (the “Company EBITDA Calculation”), both cumulatively and incrementally since the last Company EBITDA Calculation, and deliver written notice of the Company EBITDA Calculation to the Stockholders’ Representative within thirty (30) days thereafter (the “Company EBITDA Calculation Notice”, and following completion of the last year and any additional Stub Period of the Earn-out Period, such notice shall be the “Final Company EBITDA Calculation Notice”) and shall provide Stockholders’ Representative with such information as is reasonably necessary to enable such representative to confirm such determination. In the event the Stockholders’ Representative does not provide Buyer written notice (a “Company EBITDA Calculation Objection Notice” and, together with the Initial Revenue Calculation Objection Notice, the “Earn-out Objection Notices”) of objection (a “Company EBITDA Calculation Dispute” and together with the Initial Revenue Calculation Dispute, the “Earn-out Calculation Disputes”) to the Company EBITDA Calculation within thirty (30) days from receipt of the Company EBITDA Calculation Notice (the “Company EBITDA Calculation Objection Deadline”, and within thirty (30) days following receipt of the Final Company EBITDA Calculation Notice, the “Final Company EBITDA Calculation Deadline”), such Company EBITDA Calculation shall be final and binding upon all Stockholders. In the event the Final Company EBITDA Calculation Notice is delivered in accordance with this Section 1.7(b) and no Company EBITDA Calculation Objection Notice has been delivered as of the Final Company EBITDA Calculation Objection Deadline, then Buyer shall deliver the Performance Earn-out Payment to Eligible Stockholders within thirty (30) days of the Performance Earn-out Payment Deadline pursuant to the terms of Section 1.7(e) herein upon receiving and in accordance with written instructions provided to Buyer by the Stockholders’ Representative. In the event of a Company EBITDA Calculation Dispute, the parties shall agree to resolve such dispute in accordance with the terms of Sections 1.7(j) and (k), as may be applicable.

(c) For purposes of the Initial Revenue Calculation and the Company EBITDA Calculation, (i) in no event shall the Initial Revenue Calculation or the Company EBITDA Calculation include, without Buyer’s consent (which shall be at Buyer’s complete discretion), (A) revenues or expenses from any business or corporation acquired or merged with the Company Business Unit (a “Strategic Transaction”) following the effective time of such transaction or (B) the expenses incurred by the ESOP Trustee or ESOP Investment Manager in connection with this Agreement and the transactions contemplated hereby, and (ii) the Company

Business Unit shall be required to sell products and services to other Affiliates of Buyer on “most favored nation” prices for similar or greater quantities which shall be the lowest price charged for such products and services to a person which has purchased not less than $10,000 worth of product not Affiliated with Buyer in an arm’s length transaction in the prior two year period. Notwithstanding the foregoing, in the event the Company Business Unit effects a Strategic Transaction and Buyer wants to include the related financial results in the Initial Revenue Calculation or the Company EBITDA Calculation, Buyer and Stockholders’ Representative, with the advice of the Chief Executive Officer of the Company Business Unit, shall negotiate in good faith (i) the appropriate revenues, expenses and other accounting adjustments that should reasonably be made in connection with the Initial Revenue Calculation or the Company EBITDA Calculation, as applicable, and (ii) the appropriate adjustments to the Initial Earn-out Payment or the Performance Earn-out Payment (as defined below) that should be reasonably made in light of the relevant circumstances, including but not limited to whether or not such Strategic Transaction is accretive or dilutive to Buyer, whether capital of Buyer is used to finance such Strategic Transaction, and Buyer’s effective cost of capital and the amount of Buyer capital necessary to effect such Strategic Transaction.

(d) Company Performance Earn-out Payment Calculation. Not less than one hundred and twenty (120) days following the Final Company EBITDA Calculation Objection Deadline pursuant to Section 1.7(b) (or, if later, following final resolution of any outstanding Company EBITDA Calculation Disputes, pursuant to Sections 1.7(j) or (k), as may be applicable), or such later time as otherwise provided herein, Buyer shall calculate the amount of the Performance Earn-out Payment (the “Performance Earn-out Payment Calculation”). The Performance Earn-out Payment Calculation shall be based on the Company EBITDA Calculation for the four year period beginning January 1, 2006, and ending December 31, 2009 (the “Earn-out Period”); provided, however, that in the event an installment of the Initial Capital Commitment under Section 1.7(g)(ii) below is provided by Buyer to the Company Business Unit after the date indicated in Section 1.7(g)(ii), the ending date of the Earn-out Period shall be that date which is calculated by adding the number of cumulative days that such installment(s) were past due to December 31, 2009. Any partial-year period resulting from (i) the extension of the ending date of the Earn-out Period as provided in the immediately preceding sentence or (ii) a Termination or IPO-Based Termination as provided in Section 1.7(f) below is referred to herein as a “Stub Period.” In the event the Company Business Unit generates positive Required EBITDA as of the end of the Earn-out Period, the Eligible Stockholders shall be entitled to receive a Performance Earn-out Payment. The “Performance Earn-out Payment” shall equal the sum of (i) the product of (A) the Required EBITDA of the Company Business Unit during the Earn-out Period, multiplied by (B) twenty-five percent (25%), plus (ii) the Earn-out Accrued Interest as defined in Section 1.7(i) below; provided, however, that the amount of the Performance Earn-out Payment calculated in accordance with this Section 1.7(d) and Section 1.7(i) shall not be less than zero dollars ($0) and shall not exceed seventeen million five hundred thousand dollars ($17,500,000) less the sum of (A) an amount equal to the Additional Capital Commitment provided by Buyer to the Company Business Unit pursuant to the terms of Section 1.7(h) herein and (B) the amount of the short-fall, if any, of the Sales Revenue generated during the Initial Earn-out Period below fifteen million dollars ($15,000,000), provided in the event such Sales Revenue equals or exceeds fifteen million dollars ($15,000,000), such number shall be deemed to be zero (the “Maximum Performance Earn-out Payment”). Notwithstanding anything herein to the contrary, the amount of the Additional Capital Commitment deducted from the Performance Earn-out Payment shall be mutually agreed upon in good faith by Buyer, on the one hand, and Stockholders’ Representative, on the other hand; provided, the parties agree that any (i) loans provided by Buyer to the Company Business Unit repaid by the Company Business Unit on or prior to the end of the Earn-out Period, and (ii) loans, investments or capital contributions, whether debt or equity, provided by Buyer to the Company Business Unit during the final twelve (12) months during the Earn-out Period, shall not be deducted from the Performance Earn-out Payment.

(e) Company Performance Earn-out Payment. Within fifteen (15) days of completion of the Performance Earn-out Payment Calculation, Buyer shall provide written notice of the Performance Earn-out Calculation to the Stockholders’ Representative (the “Performance Earn-out Payment Calculation Notice”) and shall provide Stockholders’ Representative with such information as is reasonably necessary to enable such representative to confirm such determination. In the event the Stockholders’ Representative does not provide Buyer written notice (a “Performance Earn-out Payment Calculation Objection Notice”) of objection (a “Performance Earn-out Payment Dispute”) to the Performance Earn-out Payment Calculation within thirty (30) days from receipt of the Performance Earn-out Payment Calculation Notice (the “Performance Earn-out Payment Objection Deadline”), such Performance Earn-out Payment Calculation shall be final and binding upon all Eligible Stockholders and Buyer shall deliver the Performance Earn-out Payment to Eligible Stockholders within thirty (30) days following the later of (i) the Performance Earn-out Payment Objection Deadline, or (ii) final resolution of any Performance Earn-out Payment Dispute (the “Performance Earn-out Payment Deadline”). The Performance Earn-out Payment shall be provided within ten (10) days following such Performance Earn-out Payment Deadline upon Buyer’s receipt of and in accordance with written instructions provided to Buyer by the Stockholders’ Representative. In the event of a Performance Earn-out Payment Dispute, the parties shall agree to resolve such dispute in the same manner as provided for a Company EBITDA Calculation Dispute in accordance with the terms of Sections 1.7(j) and (k), as may be applicable. Within ten (10) days following the Performance Earn-out Payment Deadline (or, if applicable, the final resolution of a Performance Earn-out Payment Dispute in accordance with the terms of Sections 1.7(j) and (k) herein), Buyer shall promptly pay each Eligible Stockholder for each share of Company Common Stock held by such Eligible Stockholder immediately prior to the Effective Time an amount of cash equal to the Cash Earn-out Ratio.

(f) Company Business Unit Termination Payment. At any time following the Effective Time, Buyer shall have complete and sole discretion to (i) terminate, in part or in the entirety, the operations of the Company Business Unit, (ii) merge or combine all or any part of the business of the Company Business Unit with an Affiliate of Buyer or with a person not Affiliated with Buyer, or (iii) otherwise sell or dispose of all or any part of the Company Business Unit to an Affiliate of Buyer or to any Person who is not otherwise an Affiliate of Buyer (any such action, a “Termination”, and the date of such Termination, the “Termination Date”). In the event Buyer has elected to effect a Termination, in lieu of the Initial Earn-out Payment and the Performance Earn-out Payment, as applicable, each Eligible Stockholder shall be entitled to receive for each share of Company Common Stock held by such Eligible Stockholder immediately prior to the Effective Time an amount of cash equal to the Termination Payment Ratio; provided, however, that the Projected Revenue and/or Projected EBITDA, as applicable, as calculated as part of the Termination Payment Ratio, shall be negotiated in good faith by the Buyer and the Stockholders’ Representative; provided further, such parties, in lieu of negotiating an amount of Projected Revenue and/or Projected EBITDA, as applicable, may simply negotiate in good faith an aggregate Termination Payment Amount that would be appropriate given the circumstances. Any such negotiated Termination Payment Amount that is consented to by the Stockholders’ Representative shall be binding on all Eligible Stockholders. In light of Eligible Stockholders’ right to receive such Termination Payment Ratio in lieu of the Initial Earn-out Payment and/or Performance Earn-out Payment, as applicable, Eligible Stockholders shall have no right or expectation, and Buyer shall have no obligation whatsoever to continue the operations of the Company Business Unit following the Effective Time, if Buyer in its sole and complete discretion, determines to effect a Termination of the Company Business Unit. Notwithstanding any foregoing provision to the contrary, in the event Buyer (or its successor) is able to effect an initial public offering but Buyer’s investment bankers will not agree to underwrite such initial public offering without a Termination or material adverse revision of the Initial Earn-out Payment and/or Performance Earn-out Payment obligation, as applicable, Buyer and Stockholders’ Representative shall negotiate in good faith a Termination Payment Amount based on the actual Revenues and/or actual EBITDA, if any, earned to the most current date, plus the Earn-out Accrued Interest calculated pursuant to Section 1.7(i) as of the most current date, plus the most current Projected Revenue and/or Forecast EBITDA (each as defined herein) during the remaining Initial Earn-our Period and/or Earn-out Period, respectively, where such Projected Revenue and/or Forecast EBITDA, as applicable, was previously reviewed and approved by Buyer (an “IPO-Based Termination”); provided, the parties agree that the foregoing metrics used in connection with an IPO-Based Termination shall in no way be necessarily applicable to or otherwise necessarily used as precedent, reference or as a relevant benchmark for negotiating a Termination Payment Amount in connection with any other type of Termination; provided, further, Buyer shall make payment ratably of any negotiated Performance Earn-out Payment in connection with an IPO-Based Termination on an annual basis at the end of each calendar year over the remaining Earn-out Period.

(g) Initial Capital Commitment. Buyer shall provide the Company Business Unit an initial capital commitment of three (3) million dollars and up to an additional one (1) million dollars subject to the terms herein (the “Initial Capital Commitment”). The Initial Capital Commitment shall be the sum of the following payments by Buyer to the Company Business Unit as set forth below for purposes of operating the Company Business Unit, including but not limited to, for working capital purposes:

(i) $1.5 million on the Closing Date;

(ii) $1.5 million on the four month anniversary of the Effective Time;

and

(iii) $1.0 million following the one year anniversary of the Effective Time where such $1.0 million amount shall be provided by Buyer to the Company Business Unit as soon as practicable upon the satisfaction of the requirements set forth in this Section 1.7(g)(iii) herein but in no event later than the earlier to occur of (A) sixty (60) days after the end of such one year anniversary date and (B) the date which annual financial results of operations for such twelve (12) month period of Company Business Unit are available to Buyer; provided, however, that such final $1.0 million installment of the Initial Capital Commitment shall be contingent upon the Company Business Unit achieving during the twelve (12) month period ending December 31, 2006 both (i) aggregate Sales Revenue of $17.0 million (the “Target Revenue”) and (ii) EBITDA of $1.7 million (the “Target EBITDA”); provided, further, that in the event that EBITDA during this twelve (12) month period is less than $1.7 million, the amount of the Initial Capital Commitment under this Section 1.7(g) shall be reduced, at Buyer’s sole discretion, to the lower of either (A) $1.0 million multiplied by the ratio of the actual Sales Revenue earned by the Company Business Unit during such 12 month period over the Target Revenue, or (B) $1.0 million multiplied by the ratio of the actual EBITDA of the Company Business Unit for such 12 month period over the Target EBITDA. Notwithstanding any provision in this Agreement to the contrary, nothing shall preclude Buyer from providing the Company Business Unit more than the Initial Capital Commitment amounts described above (which if provided will not be deducted from the Performance Earn-out Payment unless otherwise agreed to pursuant to Section 1.7(h) herein), provided, any such determination shall be solely at Buyer’s discretion, and shall not in any way create an obligation or an expectation that such payments of capital will be made to the Company Business Unit. For the avoidance of any doubt, any funds extended by Buyer to Company pursuant to that certain Promissory Note between Buyer and Company dated August 19, 2005 shall be in addition to the Initial Capital Commitment.

(h) Additional Capital Commitments; Allocation of Corporate Overhead. Buyer may provide Additional Capital Commitments (as defined below) to the Company Business Unit at its discretion based on the reasonable capital requirements of the Company Business Unit provided there shall be no deduction from the Performance Earn-out Payment in respect of such Additional Capital Commitments unless the Chief Executive Officer of Buyer and the Stockholders’ Representative reach an agreement with respect to such deduction from the Performance Earn-out Payment. For purposes of this Agreement, “Additional Capital Commitment” means the cumulative amount of funds provided to the Company Business Unit by Buyer in excess of the Initial Capital Commitment during the Earn-out Period for working capital purposes, capital expenditures or other capital requirement needs. Notwithstanding any provision in this Agreement to the contrary, any such determination to provide Additional Capital Commitments shall be at Buyer’s reasonable discretion based on its good faith determination of the reasonable capital requirements of the Company Business Unit, but shall not in any way create an obligation or an expectation that such payments of capital will be made to the Company Business Unit. Buyer shall have sole discretion to allocate any amounts of Buyer corporate overhead to the Company Business Unit as appropriate; provided, no deduction of such corporate overhead amount shall be reflected in the Company EBITDA Calculation unless Stockholders’ Representative has agreed to receive Buyer services related to such corporate overhead; provided, further, if Stockholders’ Representative does not agree to reflect corporate overhead in the Company EBITDA Calculation, the Company Business Unit shall not be entitled to receive the Buyer services related to such excluded corporate overhead.

(i) Earn-out Accrued Interest and Fees. Subject to Section 1.7(d) and the limitation of the Maximum Total Earn-out Payment therein, in the event the Company Business Unit generates positive Required EBITDA as of the end of the Earn-out Period resulting in a Performance Earn-out Payment, Stockholders shall be entitled to receive Earn-out Accrued Interest and, if applicable, Earn-out Fees. In the event of a Termination or IPO-Based Termination under Section 1.7(f), the Earn-out Accrued Interest shall be calculated as provided in this Section 1.7(i). Notwithstanding anything to the contrary contained herein, the Earn-out Accrued Interest shall not exceed the lesser of (i) seventy-five percent (75%) of the Required EBITDA or (ii) the Maximum Performance Earn-out Payment; provided, that any Earn-out Accrued Interest shall be in addition to the Maximum Performance Earn-out Payment.

“Earn-out Accrued Interest” shall initially be equal to zero dollars ($0) and shall be calculated as of the last day of each annual period and any additional Stub Period during the Earn-out Period (each, an “Accrual Date”). On each Accrual Date beginning with the second Accrual Date, an amount equal to the product of (i) the Earn-out Accrued Interest Rate multiplied by (ii) the Earn-out Principal Amount calculated for the prior year Accrual Date shall be added to (if such product of (i) and (ii) is a positive number) or subtracted from (if such product of (i) and (ii) is a negative number) the Earn-out Accrued Interest (the “Annual Accrual”), and the Earn-out Accrued Interest shall thereafter include the effect of the Annual Accrual.

The “Earn-out Accrued Interest Rate” shall equal the prime interest rate (as reported by the Wall Street Journal) on the Accrual Date plus two percent (2.0%).

The “Earn-out Principal Amount” shall be calculated on each Accrual Date as the product of (x) twenty-five percent (25%) multiplied by (y) the sum of (A) the Earn-out Accrued Interest, including the effect of the Annual Accrual, plus (B) the aggregate, cumulative amount of EBITDA generated by the Company Business Unit over the entire Earn-out Period calculated in accordance with Section 1.7(b) where such EBITDA is added together for each annual period during the Earn-out Period, without regard (for purposes of this Section 1.7(i) only) to whether such aggregate, cumulative amount is positive or negative.

By way of example, if at the end of the first annual period, EBITDA was positive and equal to $5,000,000, at the end of the second annual period, EBITDA was negative and equal to ($2,000,000), at the end of the third annual period, EBITDA was negative and equal to ($4,000,000), and at the end of the fourth annual period EBITDA was positive and equal to $20,000,000, and the prime interest rate is eight percent (8.0%) on each Accrual Date then:

(1)	the Earn-out Accrued Interest Rate shall equal ten percent (10%) on each Accrual Date;

(2)	immediately prior to the first Accrual Date and the second Accrual Date, the Earn-out Accrued Interest shall equal $0;

(3)	on the first Accrual Date, $0 shall be added to the Earn-out Accrued Interest as Annual Accrual and the Earn-out Principal Amount for the first Accrual Date shall equal $1,250,000 (25% multiplied by the sum of $0 and $5,000,000);

(4)	on the second Accrual Date, $125,000 shall be added to the Earn-out Accrued Interest as Annual Accrual (10% multiplied by $1,250,000) and the Earn-out Principal Amount for the second Accrual Date shall equal $781,250 (25% multiplied by the sum of $125,000 and $3,000,000);

(5)	on the third Accrual Date, $78,125 shall be added to the $125,000 Earn-out Accrued Interest as Annual Accrual (10% multiplied by $781,250) to equal $203,125, and the Earn-out Principal Amount for the third Accrual Date shall equal negative $199,218.75 (25% multiplied by the quantity $203,125 minus $1,000,000);

(6)	on the fourth Accrual Date, $19,921.88 shall be subtracted from the $203,125 Earn-out Accrued Interest as Annual Accrual (10% multiplied by negative $199,218.75) to equal $183,203.12, and the Earn-out Principal Amount for the fourth Accrual Date shall equal $4,795,800.78 (25% multiplied by the sum of $183,203.12 and $19,000,000).

In the event that the Performance Earn-out Payment is not timely paid within ten (10) days following the Performance Earn-out Payment Deadline as provided in Section 1.7(e), and Buyer has not cured such failure to pay the Performance Earn-out Payment within fifteen (15) days thereafter, then the Eligible Stockholders shall be entitled to receive a late fee (an “Earn-out Fee”) equal to fifteen percent (15%) of the past-due Performance Earn-out Payment due each such Eligible Stockholder, calculated on an annualized basis and accruing beginning on the eleventh day following the Performance Earn-out Payment Deadline.

(j) Audit Rights. If the Stockholders’ Representative delivers a timely, as applicable, Initial Revenue Calculation Objection Notice or Company EBITDA Calculation Objection Notice, the Stockholders’ Representative shall be entitled within thirty (30) days after delivery of an Initial Revenue Calculation Objection Notice or Company EBITDA Calculation Objection Notice, as applicable, to Buyer to audit the Company’s underlying accounting records. Such audit shall be conducted by an independent accounting firm selected by Stockholders’ Representative and approved by Buyer (such approval not to be unreasonably withheld). Such audit shall be conducted after reasonable notice and during Buyer’s normal business hours. Within thirty (30) days after such audit, such auditing firm shall advise Buyer and Stockholders’ Representative of such firm’s determination of the Initial Revenue Calculation or Company EBITDA Calculation, as applicable, and, if different from the determination by Buyer, then Buyer’s President and Stockholders’ Representative shall meet and in good faith seek to reach agreement on the determination of the Initial Revenue Calculation or Company EBITDA Calculation, as applicable. If such agreement is not reached within fifteen (15) days, then Buyer and Stockholders’ Representative shall select a new, mutually acceptable independent accounting firm to review the determination of the Initial Revenue Calculation or Company EBITDA Calculation, as applicable (which second firm shall have access to accounting records and the records of the first accounting firm related to the determination of the Initial Revenue Calculation or Company EBITDA Calculation, as applicable) and such second firm’s decision shall be binding on Buyer and Stockholders (unless otherwise challenged by a party pursuant to litigation as set forth in Section 1.7(k) herein). If Buyer and Stockholders cannot agree upon a second accounting firm, an accounting firm shall be appointed by the first accounting firm selected by Buyer and Stockholders’ Representative, provided such second accounting firm is nationally recognized (but shall not otherwise be required to be one of the “Big Four” accounting firms). All costs and expenses of the first such accounting firm and, if applicable, of the second such accounting firm, shall be paid (A) by Stockholders if the final determination of the Company Initial Revenue Calculation or EBITDA Calculation, as applicable, is not more than ten percent (10%) greater than Buyer’s initial determination of the Company Initial Revenue Calculation, as applicable or EBITDA Calculation as applicable and (B) by Buyer if the final determination of the Initial Revenue Calculation or Company EBITDA Calculation, as

applicable, is at least ten percent (10%) greater than Buyer’s initial determination of the Initial Revenue Calculation or Company EBITDA Calculation, as applicable. Any payment of such costs made by Buyer shall result in a reduction (if such costs must be borne by Stockholders) of the Initial Earn-out Payment, Performance Earn-out Payment or Termination Payment, as may be applicable, by the amount of such costs paid by Buyer. The parties shall either agree to such determination or resolve such Earn-out Calculation Disputes pursuant to Section 1.7(k) herein.

(k) Dispute Resolution. In the event any Earn-out Calculation Dispute regarding the Initial Revenue Calculation or Company EBITDA Calculation (or if applicable, an Initial Earn-out Payment Dispute, Performance Earn-out Payment Dispute or a dispute with respect to a Termination Payment Amount) is not otherwise resolved pursuant to Section 1.7(j) hereof, such Earn-out Calculation Dispute (or if applicable, such Initial Earn-out Payment Dispute, Performance Earn-out Payment Dispute or a dispute with respect to a Termination Payment Amount) shall be resolved by litigation in the Delaware Chancery Court in accordance with Sections 10.8 (Governing Law; Venue) and 10.11 (Waiver of Jury Trial) herein. Following such final resolution of the Earn-out Calculation Dispute (or if applicable, the Initial Earn-out Payment Dispute, Performance Earn-out Payment Dispute or a dispute with respect to a Termination Payment Amount), Buyer shall make payment of the Initial Earn-out Payment, Performance Earn-out Payment (or, if applicable, a Termination Payment Amount), as appropriately adjusted for costs, within thirty (30) days of the final resolution of such dispute.

1.8 Effect of Merger on Company Stock, Options and Warrants.

(a) Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Entity. From and after the Effective Time, each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub shall evidence ownership of shares of capital stock of the Surviving Entity.

(b) Company-Owned Company Stock. Notwithstanding anything to the contrary set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of Company Stock owned by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(c) Grant of Buyer Options; Company Options; Company Warrants.

(i) Subject to the receipt of all necessary regulatory approvals, Buyer shall grant upon the Closing options with a net issuance right to acquire five hundred thousand (500,000) shares (as adjusted for stock splits, stock dividends, combinations or the like) of Buyer Common Stock at an exercise price of five dollars ($5.00) per share (subject to adjustment for stock splits, stock dividends, combinations and the like) (the “Buyer Options”) to such persons and in such amounts as shall be agreed upon by Buyer and Company; provided, however, that Buyer shall not be required to grant options to any person who is not an employee of the Company at the time such Buyer Options are granted. Two hundred thousand (200,000) of the Buyer Options issued by Buyer pursuant to this Agreement shall vest immediately upon issuance and three hundred thousand (300,000) Buyer Options issued by Buyer pursuant to this Agreement will vest according to the provisions set forth in Buyer’s 2005 Stock Plan and Buyer’s standard form of option agreement attached hereto as Schedule 1.8(c). Notwithstanding anything herein to the contrary, the Buyer Options issued by Buyer pursuant to this Agreement will be governed by the Buyer’s 2005 Stock Plan and Buyer’s standard form of option agreement attached hereto as Schedule 1.8(c). The Company shall submit to Buyer at least five (5) business days before Closing, a list of proposed grants of Buyer Options (the “Proposed Option Grant List”).

(ii) Except as otherwise requested by Buyer prior to the Closing Date and other than the options granted by the provisions of Section 1.8(c)(i) at the Effective Time, each then outstanding unvested Company Option held by a Company Employee, if any, shall be cancelled and extinguished and shall not be assumed or otherwise replaced by Buyer pursuant to Section 1.8(c)(i) or otherwise and any Company option plan adopted prior to the Closing shall be terminated.

(iii) Notwithstanding anything to the contrary set forth in this Agreement, at the Effective Time, each then-outstanding Company Warrant (as defined herein), if any, shall be exercised, cancelled or extinguished and shall not be assumed or otherwise replaced by Buyer pursuant to this Agreement; provided, however, that if Buyer determines in its reasonable discretion that any then-outstanding Company Warrant will not be exercisable after the Effective Time for shares of Company Stock but instead will only be exercisable for shares of Buyer Common Stock, then Buyer shall assume such Company Warrant or otherwise issue a replacement warrant subject to the existing terms and conditions of such Company Warrant.

(d) Withholding Taxes. Buyer, the Company and the Surviving Entity shall be entitled to deduct and withhold from any Merger Consideration payable or otherwise issuable pursuant to this Agreement to any holder or former holder of Company Stock such amounts as may be required to be deducted or withheld there from under any applicable provision of federal, local or foreign Tax Law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(e) Registration of Buyer Options. All Buyer Options shall be registered pursuant to a Form S-8 Registration Statement filed by Buyer within three months after becoming a company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

1.9 Dissenting Shares for Holders of Company Capital Stock.

(a) Notwithstanding anything to contrary set forth in this Agreement, any shares of Company Capital Stock that are held by a holder who has not effectively withdrawn or lost such holder’s appraisal, dissenters’ or similar rights for such shares under Arizona Law (“Dissenting Shares“) shall not be converted into or represent a right to receive the Merger Consideration payable and issuable in respect of such shares of Company Capital Stock pursuant to this Agreement, but the holder thereof shall only be entitled to such rights as are granted by Arizona Law.

(b) Notwithstanding the provisions of Section 1.9(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its appraisal or dissenter’s rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Dissenting Shares shall then cease to be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration payable or issuable in respect of such shares of Company Capital Stock pursuant to this Agreement, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Buyer (i) prompt notice of any written demand for payment of Dissenting Shares received by the Company pursuant to the applicable provisions of Arizona Law, as applicable, (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands and (iii) prompt notice of the estimated fair value of the Dissenting Shares, as determined by the Company and required to be paid to dissenters under Arizona law. The Company shall not, except with the prior written consent of Buyer or if directed to do so by a court order or judgment, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Buyer or the Company (i) shall make any payment or payments in respect of any Dissenting Shares in excess of the Merger Consideration that otherwise would have been payable or issuable in respect of such shares under this Agreement, or (ii) incurs any other reasonable costs or expenses in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Buyer shall be entitled to indemnification in respect of such Dissenting Share Payments.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the amount of Merger Consideration available to Stockholders pursuant to the terms of this Agreement shall be reduced ratably in proportion to the number of Dissenting Shares relative to the Total Company Preferred Stock and Fully Converted Shares of Company Common Stock Outstanding.

1.10 No Further Ownership Rights in Company Capital Stock. The cash issued in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Entity of shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Company Stock are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Agreement.

1.11 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, then Buyer, the Surviving Entity and the officers and directors of Buyer and the Surviving Entity are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

1.12 Tax Consequences. Buyer makes no representations or warranties to the Company or to any security holder of the Company regarding the tax treatment of the Merger, or any of the tax consequences to the Company or any security holder of the Company relating to the Merger, this Agreement, or any of the other transactions or agreements contemplated hereby. The Company acknowledges that it and its security holders are relying solely on their own tax advisors in connection with the Merger, this Agreement and the other transactions and agreements contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer, except as set forth in the “Company Schedule of Exceptions” provided to Buyer in connection with this Agreement, which schedule makes explicit reference to the applicable sections herein to which each exception relates, that the statements contained in this Article II are true and correct. References to the “Company” in this Article II shall refer, whenever not inappropriate by reference to the context, to the Company, its Subsidiaries and its Predecessor Entities, if any.

2.1 Organization and Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. The Company has all requisite corporate power and authority necessary to enable it to own and operate its properties and to conduct its business as presently conducted and proposed to be conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a Company Material Adverse Effect. The minutes and consents of the directors and stockholders of the Company constitute, to the Company’s knowledge, all such minutes and consents of the Company since the inception thereof. The Company has delivered a true and correct copy of each of its articles of incorporation and bylaws (collectively, the “Organizational Documents”), each as amended to date and in full force and effect on the date hereof, to Buyer. Schedule 2.1 lists the directors and officers of the Company.

2.2 Authority; Valid and Binding Agreements. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the agreements contemplated hereby, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and, on or before the Effective Time, the Stockholders and no further corporate action is required. This Agreement and each of the agreements contemplated hereby have been duly executed and delivered by the Company and, as applicable, each of the Principal Stockholders, and assuming the due authorization, execution and delivery of the other parties hereto and thereto, constitute legal, valid and binding obligations of the Company and each of the Principal Stockholders, as applicable, enforceable against the Company and each of the Principal Stockholders, as applicable, in accordance with their respective terms.

2.3 Conflicts; Consents. The execution and delivery by the Company and the Stockholders of this Agreement and each of the agreements contemplated hereby does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, breach, conflict with, or result in any violation of or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the properties or assets of the Company, except as set forth on Schedule 2.3, under any provision of: (i) any loan or credit agreement, note, bond, mortgage, indenture, lease, deed of trust, agreement, contract, commitment, license, franchise, permit, understanding, instrument or obligation or other arrangement to which the Company is a party or by which the Company or any of its properties or assets may be bound or affected; (ii) the Organizational Documents or other constitutive or governing documents of the Company or (iii) any Legal Requirement applicable to the Company or any of its properties or assets. No consent, approval, order, novation, license, permit or authorization of, or notification, registration, declaration or filing with, any Governmental Authority or any other Person is required to be obtained or made by or with respect to the Company, any Principal Stockholder or any of their respective Affiliates in connection with the execution, delivery and performance by the Company of this Agreement or any of the agreements contemplated hereby, or the consummation of the transactions contemplated hereby or thereby.

2.4 Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, association or other business entity. Except as set forth on Schedule 2.4, the Company is not a participant in any joint venture, teaming agreement, partnership or similar arrangement.

2.5 Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 30,000,000 shares of Company Common Stock, of which 5,123,937 are issued and outstanding (assuming conversion of all outstanding warrants to purchase Company Preferred Stock) and (ii) 10,000,000 shares of Company Preferred Stock, of which 121,920 shares are issued and outstanding. All outstanding Company Stock has been duly authorized and validly issued in compliance with applicable laws, is fully paid and non-assessable and except as set forth on Schedule 2.5(a), is not subject to any preemptive or subscription rights. All outstanding shares of Company Stock are held as of the date of this Agreement by the Stockholders with the domicile addresses and in the classes and amounts set forth on Schedule 1.1, which is a true, correct and complete list of the record holders of shares of capital stock of the Company. Except as set forth on Schedule 2.5(a), such Stockholders own of record and (to the Company’s knowledge) beneficially all the outstanding shares Company Common Stock, each of them so owning the number of shares set forth by their name on Schedule 1.1 free and clear of all Liens or any other restriction on the right to vote, sell or otherwise dispose of such capital stock. All capital stock of the Company has been issued in compliance with all applicable federal and state securities laws.

(b) Except as otherwise set forth on Schedule 2.5(b), there are no outstanding warrants, options, rights, other securities, agreements, subscriptions or other commitments, arrangements or undertakings pursuant to which the Company may become obligated to issue, deliver or sell, or cause to be issued, delivered or sold, any additional capital stock or other securities of the Company or to issue, grant, extend or enter into any such warrant, option, right, security, agreement, subscription or other commitment, arrangement or undertaking (other than Company Options, collectively “Company Warrants”). There are no outstanding options, rights, other securities, agreements or other commitments, arrangements or undertakings pursuant to which the Company is or may become obligated to redeem, repurchase or otherwise acquire or retire any capital stock or other securities of the Company or any securities of the type described in this Section 2.5(b), which are presently outstanding or may be issued in the future.

(c) Except as set forth on Schedule 2.5(c), there are no bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(d) There are no outstanding rights which permit the holder thereof to cause the Company to file a registration statement under the Securities Act or which permit the holder thereof to include securities of the Company in a registration statement filed by the Company under the Securities Act, and there are no outstanding agreements or other commitments which otherwise relate to the registration of any securities of the Company under the Securities Act.

(e) Except as set forth on Schedule 2.5(e), all issued and outstanding equity securities of the Company are fully vested and are not subject to any right of repurchase or risk of forfeiture.

(f) There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. As a result of the Merger, Buyer will be the sole record and beneficial holder of all issued and outstanding Company Common Stock and all rights to acquire or receive any shares of Company Common Stock.

(g) The Company has no stock options and equity incentive plans (“Company Option Plans”). In the event any Company Options Plans are adopted prior to Closing, the terms of such Company Options Plans would require that all Company Options will terminate and expire automatically at Closing if such Company Options are not assumed by Buyer.

2.6 Financial Information. Schedule 2.6 includes complete and correct copies of (i) the consolidated balance sheet, statement of operations and stockholders’ equity and cash flows as of and for the twelve (12) month period ended December 31, 2004, for the Company (the “Audited Financials”) and (ii) the unaudited consolidated balance sheets of the Company and the related consolidated statements of operations, as at and for each quarterly period ended March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005 and the unaudited consolidated balance sheets of the Company and the related consolidated statements of operations, as at and for the nine month period ended September 30, 2005 (the “Unaudited Financials” and together with the Audited Financials, the “Financials”). The Financials are in accordance with the books and records of the Company (which books and records are maintained on a basis utilized for federal income tax purposes and which basis does not, in the aggregate, materially deviate from that which would result had such books and records been prepared in conformity with GAAP (except for the lack of normal year-end adjustments and the lack of footnotes)) and fairly present the consolidated financial condition, results of operations and cash flows of the Company at or for the respective periods then ended. The forecasts and projections previously delivered to Buyer by the Company and attached hereto as Schedule 2.6 have been prepared in good faith and on the basis of assumptions that are fair and reasonable in light of current and reasonably foreseeable circumstances.

2.7 Undisclosed Liabilities. Except as set forth in the most recent Financials or on Schedule 2.7(a), the Company does not have and, as a result of the transactions contemplated by this Agreement and the agreements contemplated hereby, will not have, any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise and whether due or to become due) except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, and which, individually or in the aggregate, do not exceed $20,000. The Company has no reserves, and such lack of reserves is reasonable upon facts and circumstances known by the Company on the date hereof and otherwise required to be accrued by Statement of Financial Accounting Standards No. 5 of the Financial Accounting Standards Board that are not provided for in the Financials. Schedule 2.7(b) sets forth a summary of all expenses incurred to date (whether or not the Company has received invoices), based upon reasonable inquiry, for all legal fees and expenses, consulting fees, fees accrued by any ESOP Trustee and ESOP Investment Manager, and any other fees and expenses of outside advisors incurred in connection with this Agreement and the transactions contemplated hereby (collectively, “Advisor Expenses”). Schedule 2.7(b) also sets forth the Company’s good faith estimate of Advisor Expenses it reasonably expects to incur following the date hereof through the Effective Time that will be incurred in connection with the transactions contemplated hereby.

2.8 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.8(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.8(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

(b) Tax Returns and Audits.

(i) The Company has prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and completed in accordance with applicable Law.

(ii) The Company has timely paid all Taxes it is required to pay and timely paid or withheld with respect to its employees and other third parties (and timely paid over any withheld amounts to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid.

(iii) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company has been proposed formally or, to the knowledge of the Company or any Principal Stockholder, informally by any tax authority to the Company or any representative thereof. No claim has ever been made by an authority in a jurisdiction where Company does not file Returns that it is or may be subject to taxation by that jurisdiction.

(v) The Company had no liabilities for unpaid Taxes as of September 30, 2005 which have not been accrued or reserved on the balance sheet dated as of September 30, 2005 included in the Unaudited Financials, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since September 30, 2005 other than in the ordinary course of business.

(vi) The Company has made available to Buyer or its legal counsel or accountants copies of all Returns for the Company filed for all periods since its inception.

(vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. To the knowledge of the Company and any Principal Stockholder, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien for Taxes on the assets of the Company.

(viii) The Company is not, and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(ix) The Company has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Return (other than a group the common parent of which was Company), (b) never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement (c) no liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law, and including any arrangement for group relief within a jurisdiction or similar arrangement), as a transferee or successor, by contract, or otherwise and (d) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(x) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xi) The Company has not engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

(xii) The Company has not made an election to be taxed as an “S corporation” under Subchapter S of the Code or any comparable provision of local, state or foreign Law.

(xiii) The Company is and has at all times been resident for Tax purposes in its place of incorporation or formation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). The Company is not subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction, except for income earned from services for which any income tax is satisfied through withholding. The Company is not liable for any Tax as the agent of any other person or business and does not constitute a permanent establishment or other place of business of any other person, business or enterprise for any Tax purpose.

(xiv) The Company will not be required to include any income or gain or exclude any deduction or loss from Taxable income as a result of any (a) change in method of accounting under Section 481(c) of the Code; (b) closing agreement under Section 7121 of the Code; (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in the case of each of items (a), (b) or (c), under any similar provision of applicable Law); (d) installment sale or open transaction disposition or (e) prepaid amount.

(xv) None of the Company’s assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any employee or former employee of the Company or other person, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or any similar provision of applicable Law or that would give rise to a penalty under Section 409A of the Code.

2.9 Assets Other than Real Property. The Company has good and valid title to, or a valid leasehold interest in, as applicable, all of its assets reflected on the last monthly Audited Financials or acquired after the date thereof, free and clear of all Liens except statutory liens for the payment of current taxes that are not yet delinquent and which do not affect the properties or assets of the Company in any material respect. All tangible personal property owned by the Company has been maintained, in all material respects, in good operating condition and repair, ordinary wear and tear excepted. All assets leased by the Company are in the condition required by the terms of the lease applicable thereto during the term of such lease and upon the expiration thereof. Such assets, together with the assets listed on Schedule 2.10 and Schedule 2.11, constitute all of the material properties, interests, assets and rights held for use or used in connection with the business and operations of the Company and constitute all those necessary to continue to operate the business of the Company consistent with current and historical practice.

Except as indicated in the preceding sentence, this Section 2.9 does not relate to (i) real property or (ii) intellectual property of the Company; such items are covered under Section 2.10 and Section 2.11, respectively.

2.10 Real Property. The Company does not currently own any real property and has not owned any real property at any time in the past other than property that has been disclosed on Schedule 2.10(a). Schedule 2.10(b) sets forth a complete list of all real property and interests in real property leased by the Company or which the Company otherwise occupies or has a right to occupy under a written or unwritten agreement (“Leased Real Property”) including the name of the lessor (or subtenant, if applicable), the date of the agreement (including each amendment or modification thereto), the aggregate annual rental and/or other fees payable, the commencement and expiration dates, and the square footage under each such agreement. The Company has good and valid leasehold interest in all Leased Real Property free and clear of all Liens. Except as listed on Schedule 2.10(c), the Company has not leased any real property at any time other than the Leased Real Property. With respect to the leases or other occupancy agreements effecting the Leased Real Property (each, a “Lease”), there exists no default by the Company or any event or circumstance which upon notice or the passage of time, or both, would give rise to any default by the Company, nor, to the knowledge of the Company, is there any such default or events or circumstances of default by any lessor or subtenant under such Lease. Each Lease is in full force and effect, is valid, and is enforceable in accordance with its terms. Each Lease contains the entire agreement between the Company and the respective Landlord (or subtenant, as applicable). Except as set forth on Schedule 2.10(d), no party other than the Company has the right to occupy any of the Leased Real Property. The Company is not required to incur any material cost or expense for any restoration or surrender obligations upon the expiration or earlier termination of any Lease. The Company has made available to Buyer true, correct and complete copies of every Lease and lease guaranties including all amendments, terminations and modifications thereof.

2.11 Intellectual Property and Related Matters.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Intellectual Property” shall mean the following (i) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works, (ii) inventions (whether or not patentable), improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, and (viii) any and all instances of the foregoing in any form and embodied in any media that are owned and/or used by the Company.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) relating to the Intellectual Property.

“Company Intellectual Property” shall mean any Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company, and all such Company Intellectual Property are identified on Schedule 2.11(a).

“Registered Intellectual Property” shall mean Intellectual Property and Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with any state, government or other public legal authority.

(b) Schedule 2.11(b) (i) lists the Registered Intellectual Property owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property”) and (ii) lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

(c) Company owns and has good and marketable title to each item of Company Intellectual Property, including all Company Registered Intellectual Property listed on Schedule 2.11(b), free and clear of any Liens or other encumbrances. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.

(d) To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, paid, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment.

(e) Other than as set forth in Schedule 2.11(e), the Company has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person.

(f) The Company Intellectual Property constitutes the known material Intellectual Property and Intellectual Property Rights used in and/or is reasonably required for the conduct of the business of the Company as it currently is conducted, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and services (including products, technology or services currently under development).

(g) Other than “shrink-wrap” and similar widely available binary code and commercial end-user licenses, Schedule 2.11(g) lists the (x) contracts, licenses and agreements to which the Company is a party with respect to the Intellectual Property and Intellectual Property Rights and (y) contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company. No third party who has licensed Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property which has been licensed to the Company.

(h) To the Company’s knowledge, the operation of the business of the Company as it currently is conducted or is currently contemplated to be conducted, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company, does not and will not infringe or misappropriate the Intellectual Property Rights of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not received any notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor are the Company or the Stockholders aware of any basis therefor).

(i) To the Company’s knowledge, the Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions that must be taken by the Company within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property. For each product, technology or service of the Company that constitutes or includes Intellectual Property, the Company has taken reasonable measures to make all such Intellectual Property Registered Intellectual Property. In each case in which the Company has acquired any Intellectual Property Rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(j) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute Known to the Company or the Stockholders regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

(k) Neither this Agreement nor the transactions contemplated by this Agreement will result in: (i) Buyer or the Company granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) Buyer or the

Company, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Buyer or the Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(l) Company does not have any currently pending claim against any third party for infringing or misappropriating any Company Intellectual Property and to the knowledge of the Company and any Principal Stockholder no person is infringing or misappropriating any Company Intellectual Property.

(m) The Company has taken reasonable steps that are required to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms, and all employees, consultants and contractors of the Company have executed such an agreement in substantially the Company’s standard form.

(n) No Company Intellectual Property, Intellectual Property Rights or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

(o) To the knowledge of the Company and the Principal Stockholders, no (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of Company constitutes obscene material, a defamatory statement or material, false advertising.

(p) The Company and the Principal Stockholders have no knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable.

(q) Other than as set forth in Schedule 2.11(q), the Company has not (a) incorporated any software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (“Open Source Materials”) into, or combined Open Source Materials with, the Company Intellectual Property; (b) distributed Open Source Materials in conjunction with any Company Intellectual Property; or (c) used Open Source Materials that create, or purport to create, obligations for Company with respect to Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property.

(r) For purposes of this Section 2.11:

“Company Sites” means the following Company site on the World Wide Web: http://www.sensor-tech.com.

“Privacy Statements” means, collectively, any and all of the Company’s privacy policies published on the Company Sites or otherwise made available by Company regarding the collection, retention, use and distribution of the personal information of individuals, including, without limitation, from visitors of any of the Company Sites (“Individuals”).

(i) The Company: (i) complies in all material respects with the Privacy Statements as applicable to any given set of personal information collected by the Company from Individuals; (ii) complies in all material respects with all applicable United States privacy laws and regulations regarding the collection, retention, use and disclosure of personal information; and (iii) takes reasonable measures to protect and maintain the confidential nature of the personal information provided to the Company by Individuals, in accordance with the terms of the applicable Privacy Statements. All versions of the Privacy Statements are substantially in the form attached hereto in Schedule 2.11(s).

(ii) To the Company’s knowledge, no claims or controversies have arisen regarding the Privacy Statements or the implementation thereof.

2.12 Material Contracts. Schedule 2.12 sets forth all contracts, agreements and instruments, including term sheets and letters of intent regarding the same, whether written or oral (each, a “Contract”), to which the Company is a party or by which they are bound that (a) involve or relate to obligations of, or payments to, the Company in excess of $10,000, (b) the license of any patent, copyright, trade secret or other proprietary right, (c) relate to the employment or compensation of any director, officer or stockholder of the Company or any Affiliate of such Person, (d) relate to the employment or compensation of any employee, consultant, independent contractor or other agent of the Company, or, to the knowledge of the Company or any Principal Stockholder, any Affiliate of such Person, receiving total compensation in excess of $20,000 in any given year, (e) relate to the sale or other disposition of any material assets, properties or rights (other than the sale of inventory), (f) restrict the Company’s ability to do business in any geographic area or in any particular manner or grant to any Person exclusive or similar rights in any line of business or in any geographic area, provisions restricting or affecting the development, manufacture or distribution of the Company’s products or services, (g) restrict the Company’s ability to solicit employees of another Person or restrict another Person’s ability to solicit the Company’s employees, (h) to which any stockholder or Affiliate of any stockholder is a party, (i) contain any warranty by the Company to any other Person with respect to any product or service offered by the Company, (j) contain provisions providing for indemnification by the Company with respect to infringements of Intellectual Property and other rights (other than indemnification obligations arising from purchase or sale agreements entered into in the ordinary course of business), (k) relate to any Leased Real Property, or (l) is otherwise material to the business, results of operations, financial condition or prospects of the Company, or entered into other than in the ordinary course of business (collectively, the “Material Contracts”). All of the Material Contracts are valid, binding and in full force and effect in all material respects, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and to general principles of equity, and there is no default, or any event which upon notice or the passage of time, or both, would give rise to any material default, in the performance of the Company nor in the performance of any other party to any such Material Contracts. The Company has not violated and is not reasonably likely to violate with its current business practices, any governmental restrictions or regulations covering any of the Company’s Material Contracts, including but not limited to export control regulations and other restrictions or regulations promulgated by the National Security Agency or the United States Department of Commerce. Except as set forth on Schedule 2.12, all Material Contracts are valid, binding and in full force and effect as to the Company.

2.13 Government Contracts. Schedule 2.13 sets forth all Government Contracts to which the Company is currently a party and for which the Company has been a party since November 1999. “Government Contract(s)” shall mean any prime contract, subcontract, teaming agreement, joint venture, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement, or similar mutually binding legal agreement between the Company and (i) the United States Government, or any state, local or foreign government, (ii) any prime contractor of the United States Government, or any state, local or foreign government, or (iii) any subcontractor of the United States Government, or any state, local or foreign government; provided that a task order, purchase order or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates. The term “Government Bid” shall mean any written quotations, bids or proposals that, if accepted, would bind the Company to perform the resultant Government Contract.

With respect to each Government Contract:

(a) Except as disclosed on Schedule 2.13(a): (i) neither the Company nor any of its shareholders, directors, officers, agents or employees has been suspended or debarred from bidding on contracts or subcontracts or from doing business with any Governmental Authority; (ii) to the knowledge of the Company and any Principal Stockholders no such suspension or debarment has been proposed, initiated or threatened; (iii) no investigation, audit or proceeding is pending that could result in such suspension or debarment; (iv) to the knowledge of the Company and any Principal Stockholders no circumstances exist that would warrant the institution of debarment or suspension proceedings against the Company or any of its shareholders, directors, officers, agents or employees; and (v) the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company.

(b) Except as disclosed on Schedule 2.13(b), the Company has not, within the past six years, had one or more contracts terminated (in whole or in part) for default by any Governmental Authority or by any prime contractor or subcontractor with any Governmental Authority. The Company has not received and no basis exists for any of the following with respect to any of its Government Contracts: (i) a Termination For Default, (ii) a Termination for Convenience, (iii) a cure notice or a show cause notice, (iv) a no cost termination, (v) the rescission or cancellation of any contract, (vi) a Stop-Work or Suspension of Work Order, (vii) the assessment of damages (including, but not limited to, liquidated damages) against the Company, (viii) any price reductions against the Company for defective cost or pricing data, and (ix) the Company has no knowledge that funding may not be provided or any option may not be exercised under any Government Contract in the upcoming federal fiscal year.

(c) Except as disclosed on Schedule 2.13(c), neither the Company nor any of its shareholders, directors, officers, agents or employees has been (and is not now being), within the past six years: (i) audited (outside of audits conducted in the ordinary course of business) or investigated; (ii) subject to any indictments or civil, administrative or criminal complaints by any Governmental Authority, or any contractor or subcontractor with a Governmental Authority; or (iii) threatened with any such audit or investigation or requested to provide information with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or any Government Bid. The Company has not entered into any consent order, administrative agreement or the like, or undertaken any internal investigation, relating directly or indirectly to any Government Contract.

(d) The Company has a satisfactory record of business ethics and integrity and is considered a responsible source for purposes of the Federal Acquisition Regulation (“FAR”) and similar Government procurement regulations or procedures. No negative determinations of responsibility, as contemplated in Part 9 of the FAR (Contractor Qualifications) or any similar regulatory structure, have been issued against the Company in connection with any Government Contract or any bid for a Government Contract. The Company is a small business concern as defined in FAR 19.001 for purposes of contracting with the U.S. Government.

(e) Except as set forth in Schedule 2.13(e), the Company is not a party to any agreement, grant, contract, subcontract or commitment which requires the Company to obtain or maintain a security clearance with any Governmental Authority. The Company is not in violation of (i) any laws, directives, or regulations relating to security clearances or the protection of classified information; (ii) any security agreements relating thereto; or (iii) any laws, directives, or regulations relating to security clearances or export controls.

(f) Except as disclosed on Schedule 2.13(a), the Company has complied in all material respects with all Legal Requirements governing or applicable to its Government Contracts and Government Bids, including the terms and conditions of all such Government Contracts and Government Bids. Each Government Contract performed or being performed by the Company was legally and properly awarded to the Company and, if performance is ongoing, each Government Contract is currently valid. The Company has not, in obtaining or performing any Government Contract, violated any laws, regulations, rules, directives, requirements or procedures of any Governmental Authority or any other applicable Legal Requirement. There exist (i) no outstanding claims (including, but not limited to, termination settlement proposals), contracting officer’s final decisions, requests for equitable adjustment or other contractual action(s) for relief against any Company, by a Governmental Authority or by any prime contractor, subcontractor or other person, arising under or relating to any Government Contract or Government Bid, and (ii) no disputes between the Company and any Governmental Authority or between the Company and any prime contractor, subcontractor or other person, arising under or relating to any Government Contract or Government Bid. The Company and/or its Principal Stockholders have no knowledge of any fact(s) which constitute the basis for or could reasonably be expected to result in a claim, request for equitable adjustment, action, appeal or dispute under clause (i) or (ii) of the preceding sentence. The Company has no interest in any pending or potential claim, request for equitable adjustment, action, litigation or appeal under the Contract Disputes Act of 1978, as amended, against any Governmental Authority or involving any prime contractor or subcontractor.

(g) All facts set forth in or acknowledged by the Company in any certification, representation or disclosure statement submitted by the Company with respect to any Government Contract or Government Bid were current, accurate and complete in all material respects as of the date of submission and the Company has complied in all material respects with such certifications, representations or disclosure statements. To the knowledge of the Company and the Principal Stockholders, to the extent that there have been any material changes to such certifications, representations or disclosure statements, the Company has notified the Governmental Authorities, the prime contractors or the subcontractors, as appropriate.

(h) Except as disclosed on Schedule 2.13(a), there are not and have not been any irregularities, misstatements or omissions relating to any Government Contract or Government Bid that have led to or could reasonably be expected to lead to (A) any administrative, civil, criminal or other investigation, audit, proceeding or indictment involving the Company or any of its shareholders, directors, officers, agents or employees, (B) the questioning or disallowance of any invoices or costs submitted for payment by the Company, (C) the recoupment of any payments previously made to the Company, (D) a finding or claim of fraud, false statements, false claims, defective pricing, or mischarging by the Company, or (E) the assessment of any damages of any kind against the Company, which damages could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company after the consummation of the transactions contemplated hereby. The Company’s cost accounting system is in compliance in all material respects with applicable laws and regulations and other applicable legal requirements, and has not been determined by any Governmental Authority not to be in compliance with any law or regulation or any other Legal Requirement.

(i) No Governmental Authority, and no prime contractor or higher-tier subcontractor of any Governmental Authority, has withheld or set off, or, to the Company’s knowledge, threatened to withhold or set off, any amount due to the Company under any Government Contract.

(j) The Company’s cost accounting and government property management systems are in compliance with applicable laws, regulations and other Legal Requirements. The Company has reached agreement with the cognizant government representatives approving and “closing” all indirect costs charged to contracts with any Governmental Authority for all fiscal years ended on or before December 31, 2002, and those years are closed.

(k) The Company is not subject to any financing arrangement or assignment of proceeds or claims with respect to the performance of any Government Contract.

(l) No payment has been made by the Company or, to the Company’s and Principal Stockholders’ knowledge, by a person acting on the Company’s behalf to any person (other than to any bona fide employee or agent (as defined in FAR Subpart 3.4) of the Company) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other legal requirement. The Company has engaged in no conduct that could lead to the imposition of liability relating to mischarging, defective pricing, fraud, false claims, false statements, false certifications, export controls, the Foreign Corrupt Practices Act, or the Procurement Integrity Act.

(m) Except as disclosed on Schedule 2.13(a), the Company has complied in all material respects with all applicable laws, regulations and other legal requirements, and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, trade secrets, computer software and any other intellectual property of the Company. In performing its Government Contracts, the Company has delivered, provided or transferred to Governmental Authorities, prime contractors and subcontractors the minimum intellectual property rights required by the applicable contract to be delivered, provided or transferred. In this regard, the Company has marked such technical data, trade secrets, computer software and any other intellectual property with all markings and legends (including, as appropriate, any “restricted rights,” “limited rights” or “government purpose license rights” legend) necessary (under the FAR, DFARS or other applicable Legal Requirements) to ensure that no Governmental Authority or other person is able to acquire any unlimited rights (or any rights beyond those provided by the terms of the relevant contract) with respect to such technical data, trade secrets, computer software or any other intellectual property of the Company.

(n) All test and inspection results submitted by the Company in connection with any Government Contract or Government Bid were current, accurate and complete as of the date provided. The Company has provided all test and inspection results required by any Government Contract or Government Bid to the Government or, as appropriate, to its prime contractors or subcontractors.

(o) The Company has not made any, and is not considering making any, disclosure to any Governmental Authority pursuant to any voluntary disclosure agreement.

(p) Except as disclosed on Schedule 2.13, the Company is not and will not be required to make any filings with or give notice to, or to obtain any consent from, any Governmental Authority under or in connection with any contract or bid for a contract with any Governmental Authority as a result of or by virtue of (A) the execution, delivery or performance of this Agreement or any of the other Related Agreements, or (B) the consummation of the transactions contemplated hereby.

2.14 Litigation. Except as disclosed on Schedule 2.14, there is no action, suit, proceeding, or investigation pending or currently threatened against the Company that questions the validity of, or the Company’s right to enter into, this Agreement or any of the other agreements contemplated hereby, or to consummate the transactions contemplated hereby or thereby, or that would reasonably be expected to result, either individually or in the aggregate, in a Company Material Adverse Effect, or in any change in the current equity ownership of the Company. The foregoing includes, without limitation, any action, suit, proceeding or investigation pending or, to the Company’s or any Principal Stockholder’s knowledge, currently threatened involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, their obligations under any agreements with prior employers or negotiations by the Company with potential backers of, or investors in, the Company or its proposed business. The Company is not a party to or named in or subject to any order, writ, injunction, judgment, or decree of any court, government agency or instrumentality. There is no action, appeal, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

2.15 Absence of Changes or Events. Except as set forth on Schedule 2.15, since December 31, 2004, the business of the Company has been conducted in the ordinary course consistent with past practice and there has not been:

(a) any event, violation or other matter that could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Company in excess of $35,000 individually, other than obligations under customer contracts, current obligations and liabilities, in each case incurred in the ordinary course of business and consistent with past practice;

(c) any payment, discharge, satisfaction or settlement of any claim or obligation of the Company, except in the ordinary course of business and consistent with past practice;

(d) any declaration, setting aside or payment of any dividend or other distribution with respect to any equity securities of the Company or any direct or indirect redemption, purchase or other acquisition of any such shares;

(e) any issuance or sale, or any contract entered into for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company;

(f) any sale, assignment, pledge, encumbrance, transfer or other disposition of any tangible asset of the Company (other than sales or the licensing of its products to customers in the ordinary course of business consistent with past practice), or any sale, assignment, transfer or other disposition of any Intellectual Property (other than licensing of products of the Company in the ordinary course of business and on a non-exclusive basis);

(g) any creation of any Lien on any property of the Company except for Liens in existence on the date of this Agreement that have been incurred in the ordinary course of business and are described on Schedule 2.15(g);

(h) any write-downs of the value of any asset of the Company or any write-off as uncollectible of any accounts or notes receivable or any portion thereof except in the ordinary course of business and in a magnitude consistent with historical practice;

(i) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of the Company, except for those that would not have a Company Material Adverse Effect;

(j) any capital expenditure or commitment or addition to property, plant or equipment of the Company in excess of $35,000 individually or $75,000 in the aggregate;

(k) (A) any material increase in the compensation of employees of the Company (including any increase pursuant to any written bonus, severance, pension, profit sharing or other benefit or compensation plan, policy or arrangement or commitment) or any declaration, payment or commitment to pay any severance or termination benefit, or (B) any increase in any such compensation or bonus payable to any officer, stockholder, director, consultant or agent of the Company having an annual salary or remuneration in excess of $35,000;

(l) any damage, destruction or loss (whether or not covered by insurance) affecting any asset or property of the Company resulting in liability or loss in excess of $75,000;

(m) any change in the independent public accountants of the Company or any material change in the accounting methods or accounting practices followed by the Company or any material change in depreciation or amortization policies or rates;

(n) any resignation or termination of any officer, key employee or group of employees of the Company;

(o) any material change in any compensation arrangement or agreement with any employee, officer, director or security holder;

(p) any labor organization activity related to the Company;

(q) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (a) through (p);

(r) any termination or failure to exercise an option under any Government Contract, or the initiation of any investigation or audit in connection with any Government Contract;

(s) any proposal, initiation, threat or finalization of or for the suspension or debarment, or any finding of ineligibility, of the Company or any of its stockholders, directors, officers, agents or employees from bidding on or performing Government Contracts or doing business with any Governmental Authority;

(t) any (i) termination under or relating to any Government Contract, (ii) initiation of an investigation or audit (other than audits conducted in the ordinary course of business) in connection with any Government Contract, (iii) material non-compliance with any Government Contract or the Legal Requirements or certifications applicable thereto, or (iv) reason that the Company’s ability to continue to operate and perform under existing Government Contracts or enter into new Government Contracts would reasonably be expected to be adversely affected;

(u) any cure or show cause notices issued to the Company; any material performance problems by the Company in connection with any Government Contracts; any initiation of an investigation, appeal or lawsuit in connection with any Government Contracts; or

(v) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (a) through (u).

2.16 Compliance with Applicable Laws.

(a) The Company and its properties (including the Leased Real Property), assets, operations and business are in compliance in all material respects with all applicable Legal Requirements, including, without limitation, Legal Requirements relating to the environment, Hazardous Materials (including, without limitation, any product content, product take back and e-waste fees) and human health and safety (collectively, “Environmental Requirements”) and Legal Requirements relating to the Company’s status as a contractor with any Governmental Authority, except for such instances of noncompliance as would not have any adverse effect on the Company’s ability to execute, deliver and perform this Agreement and each of the other agreements contemplated hereby and consummate the transactions contemplated hereby and thereby.

(b) Except as disclosed on Schedule 2.13(a), (i) the Company has obtained and has in effect all permits, licenses and other authorizations which are required with respect to the operation of its business and the ownership of its assets, including without limitation to maintain its good standing as a contractor with any Governmental Authority, and (ii) the Company is in full compliance with all terms and conditions of such permits, licenses and authorizations, no proceeding is pending or, to the knowledge of the Company or any Principal Stockholder, threatened, to revoke or limit any thereof, and the Company does not know of any basis for any such proceeding and the consummation of the transactions contemplated in this Agreement will not result in the non-renewal, revocation or termination of any such license or permit.

(c) There are no past or present (or, to the knowledge of the Company or any Principal Stockholder, future) events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance by the Company with any Environmental Requirements or any judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or, to the knowledge of the Company or any Principal Stockholder, giving rise to any common law or legal liability of the Company including liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended, or similar federal, state, county, municipal, or local laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation against or affecting the Company, based on or related to the generation, manufacture, processing, labeling, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment (“Hazardous Materials Activities”) of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste (“Hazardous Substance”).

(d) Except as would not reasonably be expected to result in liability to the Company, there has been no release, discharge, deposit, disposal or contamination of or by a Hazardous Substance caused by the Company or any person or entity lawfully acting by or through the Company, or by any other person or entity, on, under, or contiguous to any property owned or leased at any time by the Company, and to the knowledge of the Company or any Principal Stockholder, none of such properties has been used at any time as a landfill, storage, or waste disposal site

(e) No Hazardous Substance generated, manufactured, processed, used, treated, or stored by the Company or any person or entity lawfully acting by or through the

Company or by any other person or entity has been disposed of or treated at any site or location, other than property leased or owned by the Company that was not authorized or licensed to receive such materials for disposal or treatment, or at any site or location for which the Company has received a notice of potential liability or request for information, or at any site or location that has been placed or proposed to be placed on any cleanup list or is the subject of a claim, order or directive or consent (including consent decrees and administrative orders), request, settlement or other demand from any person or entity for removal, remedial, response, corrective action, abatement or cleanup.

(f) The Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Requirements or the Hazardous Materials Activities of the Company.

(g) The Company has delivered to Buyer or made available for inspection by Buyer and its agents, representatives and employees all records in the Company’s possession concerning the Hazardous Materials Activities of the Company relating to its business and all environmental audits and environmental assessments of any Leased Real Property conducted at the request of, or otherwise in the possession of the Company. The Company has complied with all environmental disclosure obligations imposed by applicable Law with respect to this transaction.

(h) There are no facts or circumstances likely to prevent or delay the ability of the Company to comply, when required, with the European Directive 2002/96/EC on waste electrical and electronic equipment (“WEEE Directive”) or European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment (“RoHS Directive”). Schedule 2.16 lists all Company products which are subject to the RoHS Directive and identifies which products will comply with the RoHS Directive as of the Closing.

2.17 Certain Employee Matters. Except as set forth on Schedule 2.17, the employment of each officer and employee of the Company is terminable at the will of the Company. No employee of the Company, nor any consultant with whom the Company is in violation of any term of any employment contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by, or to contract with, the Company, and to the Company’s and any Principal Stockholder’s knowledge, the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contracts, will not result in such violation. The Company has not received any notice alleging that any such violation has occurred. The Company is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of employees. Since its inception, the Company has not experienced any labor disputes, union organization attempts or work stoppage due to labor disagreements. There are no unfair labor practice charges or complaints against the Company pending, or to the knowledge of the Company or any Principal Stockholder, threatened before the National Labor Relations Board or any comparable state agency or authority. There are no written or oral contracts, commitments, agreements, understandings or other arrangements with any labor organization, nor work rules or practices agreed to with any labor organization or employee association, applicable to employees of the Company, nor is the Company a party to, or bound by, any collective bargaining or similar agreement. There is not, and since the Company’s inception there has not been, any representation of the employees of the Company by any labor organization and, to the knowledge of the Company and each Principal Stockholders, there are no union organizing activities among the employees of the Company, and to the knowledge of the Company, no question concerning representation has been raised or is threatened respecting the employees of the Company. The Company is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours except as would otherwise not be expected to have a Company Material Adverse Effect.

2.18 Benefit Plans.

(a) Schedule 2.18(a) contains a list of (i) each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, pension, retirement, savings, deferred compensation, profit-sharing, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind (whether written or otherwise), including without limitation each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is or has been maintained, contributed to or required to be contributed to, by the Company or any subsidiary of the Company or any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) for the benefit of any current or former or retired employee, consultant or director of the Company or any Subsidiary or any ERISA Affiliate (“Employees”), or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation (collectively, the “Benefit Plans”) and (ii) each material management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other similar agreement, contract or understanding between the Company or any ERISA Affiliate and any Employee (each a “Company Employee Agreement”). As of the date hereof, neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Benefit Plan or Company Employee Agreement, to modify any Benefit Plan or Company Employee Agreement (except to the extent required by law or to conform any such Benefit Plan or Company Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to adopt or enter into any Benefit Plan or Company Employee Agreement.

(b) The Company has provided or made available to Buyer correct and complete copies of: (i) all documents embodying each Benefit Plan or Company Employee Agreement, including, without limitation, all amendments thereto and all related, administrative service agreements, group annuity contracts and group insurance contracts, trust agreements, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Benefit Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Benefit Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Benefit Plan; (iv) all IRS determination, opinion, notification and/or advisory letters; (v) all correspondence to or from any governmental agency relating to any Benefit Plan; (vi) all forms and notices pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (vii) all discrimination tests for each Benefit Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Benefit Plan; (ix) if the Benefit Plan is funded, the most recent annual and periodic accounting of Benefit Plan assets; and (x) all communications to Employees relating to any Benefit Plan and any proposed Benefit Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any material liability to Company.

(c) There are no actions, claims, audits, lawsuits or arbitrations pending, or, to the knowledge of the Company or any Principal Stockholder, threatened, with respect to any Benefit Plan or the assets of any Benefit Plan. Each Benefit Plan has been administered in all material respects in accordance with its terms and with all applicable Legal Requirements (including, without limitation, ERISA). There are no applications pending with the IRS or the United States Department of Labor under any voluntary compliance program regarding any Benefit Plan. The Company has satisfied all funding, compliance and reporting requirements for all Benefit Plans. With respect to each Benefit Plan, if applicable, the Company has paid all contributions in accordance with the terms of the applicable Benefit Plan (including employee salary reduction contributions) and all insurance premiums that have become due and any such expense accrued but not yet due has been properly reflected in the most recent Audited Financials.

(d) The consummation of the transactions contemplated by this Agreement will not (1) entitle any Employee to severance pay or termination benefits, (2) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Employee, (3) obligate the Company or any of its ERISA Affiliates to pay or otherwise be liable for any compensation, vacation days, pension contribution or other benefits to any Employee for periods before the Closing Date, (4) require assets to be set aside or other forms of security to be provided with respect to any liability under a Benefit Plan or Company Employee Agreement, or (5) result in any “parachute payment” (within the meaning of Section 280G of the Code) under any Benefit Plan or Company Employee Agreement.

(e) No Benefit Plan or Company Employee Agreement is subject to the provisions of Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. No Benefit Plan is subject to Title IV of ERISA and no Benefit Plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA). Since inception, neither the Company nor any ERISA Affiliate contributed to or was obliged to contribute to a pension plan that was at any time subject to Title IV of ERISA. Each Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination, opinion, notification or advisory letter from the IRS as to its qualified status with respect to all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 and no event has occurred since the issuance of such letter that would reasonably be expected to affect the qualified status of such plan or trust. Neither the Company nor any Affiliate is subject to any penalty or tax for any Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing without material liability to Company or Buyer.

(f) No Benefit Plan or Company Employee Agreement has provided, been required to provide, provides or is required to provide, at any time in the past, present, or future,

health, medical, dental, accident, disability, death or survivor benefits to or in respect of any Person beyond termination of employment, except to the extent required under any state insurance law or under Part 6 of Subtitle B of Title I of ERISA and under Section 4980(b) of the Code. No Benefit Plan covers any individual that is not an employee of the Company, other than spouses and dependents of employees under health and child care policies listed in Schedule 2.18(a).

2.19 Transactions with Affiliates. Except as set forth on Schedule 2.19, no current or former partner, director, officer or stockholder (direct or indirect) of the Company, or any associate, or any Affiliate of any thereof, or any relative with a relationship no more remote than first cousin of any of the foregoing, is presently, or during the twelve (12) month period ending on the date hereof has been, (i) a party to any transaction with the Company (including any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer or stockholder or such associate or affiliate or relative) or (ii) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a competitor, supplier or customer of the Company (except for a passive investment (direct or indirect) in less than 5% of the common stock of a company whose securities are traded on or quoted through a national securities exchange or on the Nasdaq National Market System), nor does any such Person receive income from any source other than the Company which relates to the Company’s business or should properly accrue to the Company.

2.20 Brokers. No agent, broker, investment banker, Person or firm acting on behalf of the Company or any stockholder (direct or indirect) of the Company or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated by this Agreement or any agreement contemplated hereby.

2.21 Insurance. Schedule 2.21 contains a list of all insurance policies (“Insurance Policies”) that are currently held by the Company, true and complete copies of which have been delivered to Buyer. All Insurance Policies are in the name of the Company, outstanding and in full force and effect, and all premiums due with respect to such policies are currently paid. The Company has not received notice of cancellation or termination of any such policy, nor has it been denied or had revoked or rescinded any policy of insurance, nor has it borrowed against any such policies. There are and have been no claims in the last five years for which an insurance carrier has denied or threatened to deny coverage. The Company carries, or is covered by, insurance with companies that the Company believes as of the date of this Agreement to be financially sound and reputable in such amounts with such deductibles and against such risks and losses as are reasonable for the business and assets of the Company.

2.22 Books and Records. To the Company’s knowledge, the books of account, ledgers, order books, records and documents of the Company accurately and completely reflect all material information relating to the business of the Company, the nature, acquisition, maintenance, location and collection of each of its material assets, and the nature of all transactions giving rise to material obligations or accounts receivable of the Company. To the Company’s knowledge, the minute books of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the members, security holders, boards of directors and all committees of the boards of directors, and other governing Persons of the

Company. To the Company’s knowledge, complete and accurate copies of all such minute books and the share register of the Company have been provided to Buyer.

2.23 Customers; Warranty Claims. Schedule 2.23 sets forth a true and correct list of the top fifteen (15) purchasers of products and services of the Company, including revenues per customer for the calendar year ended 2004. The Company has received no notice from any such Person informing the Company that such Person has terminated its business relationship with the Company or to materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to the provisioning products or services from the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). There are no warranty claims or other uninsured claims pending or, to the knowledge of the Company or any Principal Stockholder, threatened against the Company under any contracts or agreements which might involve a material monetary liability which is not reserved against in the most recent monthly Audited Financials.

2.24 Suppliers. Schedule 2.24 sets forth a list of the top ten (10) suppliers of the Company by dollar volume of sales and purchases, respectively, for the fiscal year ended 2004. Except as set forth on Schedule 2.24, since its inception, the Company has not received any notice from any supplier listed on Schedule 2.24 to the effect that, and the Company and the Principal Stockholders have no knowledge to the effect that, any such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated by this Agreement, any agreement contemplated hereby or otherwise).

2.25 Foreign Corrupt Practices Act. The Company and, to the knowledge of the Company and each Principal Stockholder, after due inquiry, its employees are in compliance with the U.S. Foreign Corrupt Practices Act, as amended, including without limitation the books and records provisions thereof.

2.26 Business Practices. Neither the Company nor any Person acting on behalf of the Company has ever paid or delivered, or promised to pay or deliver, directly or indirectly through any other Person, any monies, gifts or anything else of value to any government official or employee of any political party, for the purpose of illegally or improperly inducing or rewarding any action by the official favorable to the Company. No gratuities or bribes have been paid to any official of a Governmental Authority.

2.27 Disclosure. No statement made by the Company in this Agreement or any of the agreements contemplated hereby, or the exhibits and schedules attached hereto or thereto or in any certificate or schedule furnished or to be furnished by or on behalf of the Company to Buyer or any of their representatives in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements contained herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or schedule. There is no fact which the Company has not disclosed to Buyer in writing which has, or (insofar as reasonably can be foreseen) in the future will have, a Company Material Adverse Effect or which will affect the ability of the Company to perform its obligations under this Agreement or the other agreements contemplated hereby or to consummate the transactions contemplated hereby or thereby.

2.28 Investment Company Act. The Company is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

Each Principal Stockholder, jointly and severally, represents and warrants to Buyer that the statements contained in this Article III are true and correct.

3.1 Ownership of Company Common Stock. Such Principal Stockholder is the sole legal and beneficial owner of all of the outstanding Company Common Stock that is set forth opposite such Principal Stockholder’s name on Schedule 1.1 and has good and valid title to all such shares free and clear of all Liens or encumbrances and such Company Common Stock is to be sold pursuant to this Agreement. None of such shares of Company Common Stock is subject to any Liens or to any rights of first refusal of any kind, and such Principal Stockholder has not granted any rights to purchase such shares of Company Common Stock to any other Person. Such Principal Stockholder has the sole right to transfer such Company Common Stock to Buyer. Such Company Common Stock constitutes all of the Company Common Stock owned, beneficially or legally by such Principal Stockholder, and such Principal Stockholder has no other rights to acquire Company Common Stock. Upon the Closing, Buyer will receive good title to such Company Common Stock, subject to no Liens retained, granted or permitted by such Principal Stockholder or the Company. The foregoing representations and warranties set forth in this Section 3.1 are qualified in their entirety by the disclosures set forth on Schedule 2.5(a).

3.2 Tax Matters. Such Principal Stockholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the transactions contemplated by this Agreement. Such Principal Stockholder understands that it must rely solely on its advisors and not on any statements or representations made by Buyer, the Company or any of their agents. Such Principal Stockholder understands that it (and not Buyer or the Company) shall be responsible for its own tax liability that may arise as a result of the Merger or the transactions contemplated by this Agreement.

3.3 Absence of Claims by the Stockholders. Such Principal Stockholder does not have any present claim against the Company and does not have knowledge of the basis for any future claim against the Company whether, contingent or unconditional, fixed or variable under any contract or on any other legal basis whatsoever.

3.4 Authority. Such Principal Stockholder has full right, power and authority to enter into this Agreement and has the legal capacity to enter into, as applicable, this Agreement and the agreements contemplated by this Agreement to which such Principal Stockholder is a party and to consummate the transactions contemplated hereby and thereby. No further action is required on the part of Principal Stockholder to authorize the Agreement and the agreements contemplated by this Agreement to which such Principal Stockholder is a party and the transactions contemplated hereby and thereby. The Agreement and the agreements contemplated by this Agreement to which such Principal Stockholder is a party have been duly executed and delivered by such Principal Stockholder and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the valid and binding obligations of such Principal Stockholder, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

3.5 No Conflict. The execution and delivery by such Principal Stockholder of the Agreement and the agreements contemplated by this Agreement to which such Principal Stockholder is a party and the consummation of the transactions contemplated hereby and thereby will not conflict with (i) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Principal Stockholder or any of its properties or assets are subject (a “Stockholders Conflict”), or (ii) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to such Principal Stockholder or its properties or assets.

3.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any third party, including a party to any agreement with such Principal Stockholder (so as not to trigger any Stockholders Conflict), is required by or with respect to such Principal Stockholder in connection with the execution and delivery of the Agreements and the agreements contemplated by this Agreement to which such Principal Stockholder is a party or the consummation of the transactions contemplated hereby or thereby except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable laws thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company that, except as set forth in the “Buyer Schedule of Exceptions” provided to Company in connection with this Agreement, which schedule makes explicit reference to the applicable sections herein to which each exception relates, that the statements contained in this Article IV are true and correct.

4.1 Organization and Standing of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all requisite corporate power and authority necessary to enable it to own and operate its properties and to conduct its business as now being conducted and presently proposed to be conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a Buyer Material Adverse Effect.

4.2 Authority; Valid and Binding Agreement. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer and no further Corporate action is required. This

Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of the other parties hereto, constitutes the valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms.

4.3 Conflict; Consents. The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not, breach, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the properties or assets of Buyer, under any provisions of: (i) any loan or credit agreement, note, bond, mortgage, indenture, lease, deed of trust, agreement, contract, commitment, license, franchise, permit, understanding, instrument or obligation or other arrangement to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or affected; (ii) the Certificate of Incorporation or the By-laws or other constitutive or governing documents of Buyer; or (iii) any Legal Requirement applicable to Buyer or any of its properties or assets. No consent, approval, order, license, permit or authorization of, or notification, registration, declaration or filing with, any Governmental Authority or any other Person is required to be obtained or made by or with respect to Buyer or in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation of the transactions contemplated hereby.

4.4 Buyer Common Stock. The shares of Buyer Common Stock to be issued upon exercise of the Buyer Options granted pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and the Buyer Options will be duly authorized and validly issued. Buyer shall at all times reserve a sufficient number of shares of Buyer Common Stock to honor the exercise of the Buyer Options.

4.5 Litigation. There is no action, suit, proceeding, or investigation pending or, to Buyer’s knowledge, currently threatened against Buyer.

4.6 No Injunctions. To Buyer’s knowledge, neither Buyer, nor any of its officers or directors have, during the past five (5) years, been the subject of any injunction, cease and desist order, assurance of discontinuance, suspension or profession, denial of an application to obtain or renew same, any stipulation or consent to desist from any act or practice, any disciplinary action by any court or administrative agency, nor has Buyer or any of its officers or directors knowingly violated any state or federal laws regulating the offering and sale of securities.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company agrees, and the Stockholders agree to cause the Company, to operate the business of the Company (except to the extent that Buyer shall provide its prior written consent) in the regular and ordinary course in substantially the same manner as heretofore conducted. The Company agrees, and the Stockholders agree to cause the Company, to pay the debts and Taxes of the

Company when due, to pay or perform other obligations when due, and use their reasonable best efforts to (a) preserve intact the Company’s present business organizations, (b) keep available the services of the Company’s present officers and key employees and (c) preserve the Company’s relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. The Company agrees, and the Stockholders agree to cause the Company, to disclose to Buyer prior to Closing any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company, after the date hereof and prior to Closing, including but not limited to:

(a) make any expenditures or enter into any commitment or transaction exceeding $10,000 individually or $30,000 in the aggregate or any commitment or transaction of the type described in Section 2.14 hereof;

(b) (i) sell, license or transfer to any person or entity any rights to any Intellectual Property of the Company or enter into any agreement with respect to any Intellectual Property of the Company with any person or entity or with respect to any Intellectual Property of any person or entity, (ii) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity, (iii) enter into any agreement with respect to the development of any Intellectual Property with a third party, or (iv) materially change pricing or royalties charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

(c) enter into or materially amend any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company or enter into any other Contract which would have been required to have been disclosed on Schedule 2.12 had such contract been entered into prior to the date hereof, unless otherwise permitted by this Article V;

(d) materially amend or otherwise materially modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Schedule of Exceptions;

(e) materially amend or otherwise materially modify (or agree to do so), any Government Contract;

(f) commence or settle any litigation other than for collection of debts in the ordinary course of business;

(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Common Stock, or split, combine or reclassify any Company Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Common Stock (or options, warrants or other rights exercisable therefore);

(h) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of the Company or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities;

(i) cause or permit any amendments to the Company’s Organizational Documents;

(j) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company’s business;

(k) sell, lease, license or otherwise dispose of any of its properties or assets, including the sale of any accounts receivable of the Company except for sales of products in the ordinary course of business;

(l) incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(m) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(n) grant any severance or termination pay (in cash or otherwise) to any employee;

(o) adopt any plan which would have been required to be disclosed in Schedule 2.17(a) or amend any Benefit Plan, enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, increase the salaries, wage rates, or other compensation of its employees, or grant any stock-related award (whether payable in cash, shares or otherwise);

(p) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(q) pay, discharge or satisfy, in an amount in excess of $10,000 in any one case, or $30,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment (when due), discharge or satisfaction (when due) in the ordinary course of business;

(r) file any Return or amended Return, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(s) enter into any licensing (other than non-exclusive end user licenses in the ordinary course of business and on standard terms and conditions), distribution, joint venture, teaming, strategic alliance or joint marketing or any similar arrangement or agreement;

(t) take any action to accelerate the vesting schedule of any of the outstanding Company Common Stock or waive any stock repurchase rights;

(u) hire or terminate any employees (other than the termination of any employee for cause after notice to and consultation with Buyer), or encourage any employees to resign from the Company;

(v) enter into, modify, terminate or amend any leases, including but not limited to real estate and equipment leases;

(w) amend, otherwise modify or violate the terms of, any of the agreements set forth or described in the Schedule of Exceptions;

(x) enter into any transaction not in the ordinary course of business without the express written approval of Buyer; or

(y) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through Section 5.1(w) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants hereunder or (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect.

5.2 No Solicitation. Until the earlier of (a) the Closing Date, or (b) the date of termination of this Agreement pursuant to the provisions of Section 8.1, the Company, and the Stockholders shall not, nor shall the Company permit, encourage, authorize or direct, as applicable, any of the Company’s officers, directors, employees, agents, representatives or affiliates (any of such persons a “Representative”) (or encourage, authorize or direct any of the Stockholders), to, directly or indirectly: (i) solicit, encourage, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the Company’s businesses, properties or technologies, or any amount of Company Stock (whether or not outstanding), whether by acquisition, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (ii) disclose any information to any person concerning the Company’s businesses, technologies or properties, or afford to any person or entity access to its properties, technologies, books or records, (iii) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Stock or assets of the Company, other than inventory of the Company’s products in the ordinary course of business, or (iv) enter into any agreement with any person providing for the acquisition of the Company, whether by acquisition, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with any individual or entity relating to any such transaction or business combination. In the event that the Company or any of its Affiliates receive, prior to the Closing or the termination of this Agreement in accordance with Section 8.1, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) above, or any request for disclosure or access as referenced in clause (ii) above, the Company shall immediately notify Buyer thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Buyer may reasonably request. Any breach of this Section 5.2 by any Representative or Stockholders shall be deemed to be a breach of this Section 5.2 by the Company and the Stockholders. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity. Notwithstanding any foregoing provision to the contrary, the Company shall be permitted to engage in discussions and negotiate the proposed terms of a subordinated debt facility in an amount not to exceed six million dollars ($6,000,000), provided the Company does not enter into any binding definitive agreement or term sheet, or does not otherwise create any other obligation related to such credit facility, without the prior written consent of Buyer during the term of this Agreement (or, if applicable, at or any time following the Closing assuming the Agreement is still in effect and has not otherwise been terminated).

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Information. The Company and Buyer shall each afford the other and its accountants, counsel and other representatives, reasonable access during the period from the date of this Agreement and prior to the Closing to (i) all of its properties (including such access as may be desired by Buyer and its representatives for the performance of any environmental tests and investigations of any Leased Real Property), books, contracts, commitments and records, (ii) other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the other party as such party may reasonably request. The Company agrees to provide to Buyer and its accountants, counsel and other representatives copies of internal financial statements (including Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement and the other agreements contemplated hereby in accordance with the terms and provisions hereof and thereof.

6.2 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.1 hereof, or pursuant to the negotiation and execution of this Agreement shall be governed by the terms of the mutual confidentiality agreement (the “Confidentiality Agreement”) previously entered into between the Company and Buyer. The Company hereby agrees, except as may otherwise be required by applicable Law, regulation or court order, or except upon written consent of Buyer, to keep confidential the substance and existence of this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby.

6.3 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of (i) the Company with respect to Third Party Expenses incurred by the Company (which such Third Party Expenses shall include the cost of the audit of the Company by the accounting firm chosen by Buyer in the event that the Merger is not consummated) or (ii) by Buyer with respect to any Third Party Expenses incurred by Buyer.

6.4 Public Disclosure. No party shall issue any statement or communication to any third party (other than their respective agents) regarding the subject matter of this Agreement or the agreements contemplated hereby or the transactions contemplated hereby or thereby, including, if applicable, the termination of this Agreement and the reasons therefore, without the consent of the other party, which consent shall not be unreasonably withheld, except if such disclosure is required to comply with applicable laws.

6.5 Consents. The Company and the Stockholders shall obtain all necessary consents, waivers and approvals with respect to the transactions contemplated by this Agreement under any Contract.

6.6 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as expeditiously as reasonably possible, the transactions contemplated by this Agreement and the other agreements contemplated hereby including using reasonable efforts to accomplish the following: (a) the taking of such reasonable acts as are necessary to cause the conditions precedent set forth in Article VII to be satisfied; (b) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of such reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Authority; (c) the obtaining of all necessary consents, approvals or waivers from third parties; (d) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or any of the agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (e) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other agreements contemplated hereby. In connection with and without limiting the foregoing, each of the parties and its respective Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use reasonable efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

6.7 Notification of Certain Matters. Each party hereto shall give prompt notice to the other party hereto (either Buyer or the Company and the Stockholders, as appropriate) of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, and (b) any failure of such party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement.

6.8 280G Approval. As soon as reasonably practicable after the execution of this Agreement, the Company shall submit to the Stockholders for approval (in a manner satisfactory to Buyer), by such number of stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments,” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”) (which initial determination shall be made by the Company and shall be subject to review and approval by Buyer), such that such Section 280G Payments shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Buyer certification that (a) a stockholder vote was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any Section 280G Payments that were subject to the stockholder vote, or (B) that the stockholder approval of Section 280G Payments was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits duly executed by the affected individuals prior to the stockholder vote.

6.9 Acknowledgement; Release of Claims. Each Principal Stockholder hereby acknowledges and agrees that, immediately prior to the Closing, such Principal Stockholder beneficially owns the shares of Company Common Stock set forth opposite such Principal Stockholder’s name on Schedule 1.1. Principal Stockholder, on his or her own behalf, and on behalf of his or her respective heirs, family members, executors, agents and assigns, hereby fully and forever releases and discharges the Company and Buyer and their respective officers, directors, consultants, agents, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue the foregoing parties concerning, any claim, duty, obligation, cause of action, suit, judgment, debt, demand, cost, compensation, attorneys fees or other liability or expense relating to such Principal Stockholder’s equity ownership in the Company.

6.10 Noncompetition Agreement.

(a) As a material inducement to Buyer to enter into this Agreement, each Stockholder holding more than five percent (5%) of the outstanding Company Stock as of the effective date (each a “Significant Stockholder”) shall enter into a non-competition agreement in substantially the form attached hereto as Exhibit A prior to Closing; provided, however that any Significant Stockholder that will enter into an employment agreement with the Company in connection with this Agreement shall be bound to substantially the same terms as those set forth in this Section 6.10 as provided in such employment agreements.

(b) Unless a longer period is set forth in the non-competition agreement referenced in subclause (a) above, for a period of thirty-six (36) months (the “Noncompete Period”) immediately following the Effective Time, each Significant Stockholder shall not, directly or indirectly, for themselves or for any third party other than on behalf of the Company, without the prior written consent of the Company:

(i) engage in the “Geographic Area” (as defined below) as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, or otherwise of a Competing Business (as defined below);

(ii) have any ownership interest (except for passive ownership of one percent (1%) or less in any entity whose securities have been registered under the Securities Act of 1933 or Section 12 of the Securities Exchange Act of 1934 or the securities laws of any other jurisdiction of the United States) in a Competing Business; or

(iii) participate in the financing, operation, management, or control of, a Competing Business.

(c) The term “Competing Business” shall mean any firm, partnership, corporation, entity, or business that engages or participates in the manufacturing and marketing of radar sensors for perimeter security, missiles and bombs.

(d) The “Geographic Area” shall mean anywhere in the world where Company conducts business.

6.11 Termination of Company ESOP. As soon as commercially practicable following the Effective Time, the Company ESOP shall be terminated through appropriate corporate action and by seeking a determination letter from the Internal Revenue Service that the termination of the Company ESOP does not adversely affect its qualified status under Section 401(a) of the Code. Following the receipt of a determination letter by the Internal Revenue Service, the participants in the Company ESOP shall be given the right to elect to receive cash of their pro rata interest in the net cash assets as well as the right to their pro rata share of any earn-out to be paid with respect to their account in the Company ESOP at such time of termination or the right to elect to rollover all or any portion of their interests (not otherwise received in cash) into a qualified retirement plan or IRA. If Buyer has a 401(k) retirement plan that provides participants generally a right to purchase Buyer Common Stock, Buyer shall also make available as soon as commercially practicable such right to purchase Buyer Common Stock on the same terms as generally available to other participants in such plan. Notwithstanding anything herein to the contrary, the trustee of the Company ESOP (the “ESOP Trustee”) and any investment manager within the meaning of Section 3(38) of ERISA (the “ESOP Investment Manager”) retained to serve as an independent fiduciary of the ESOP shall take such actions as are necessary in connection with this Agreement and the transactions contemplated herein as are necessary to ensure the actions of the Company ESOP and Successor Plan are undertaken consistent with applicable law, including but not limited to ERISA and applicable federal and state securities laws.

6.12 Performance Bonus Plan. Within one hundred and eighty (180) days following the Effective Time, Buyer shall implement a performance bonus plan (“Company Bonus Plan”)

for the employees of the Company Business Unit that will be designed to provide cash and/or equity compensation to certain eligible employees of the Company Business Unit based on successful performance as determined by the Chief Executive Officer of the Company Business Unit and the Chief Executive Officer of Buyer. The terms of such Company Bonus Plan shall be set at the discretion of Buyer.

6.13 Employment Agreements. Prior to the Closing Date, Principal Stockholders and Buyer shall negotiate the definitive terms of, and enter into, an employment agreement containing without limitation confidentiality, non-solicitation, non-compete and assignment of invention provisions, and such agreement shall be in full force and effect. Prior to the Closing Date, the parties agree to enter into employment agreement in substantially the form attached hereto as Exhibits B and C. Notwithstanding the foregoing, the Company may enter into employment agreements containing reasonable terms and conditions with other officers and key employees of the Company prior to the Effective Time with the prior review and consent of Buyer with the advice of Buyer’s counsel.

6.14 Forecast EBITDA. Not later than thirty (30) days prior to the end of each calendar year, Buyer and Stockholders’ Representative shall agree, based on good faith negotiations, on a reasonable annual forecast of EBITDA that the Company Business Unit would reasonably likely generate during the remaining portion of the Earn-out Period (the “Forecast EBITDA”).

6.15 Purchase of ICx Common Stock. From the date hereof until the Expiration Date (as defined below), Walker Butler and certain Stockholders listed on Schedule 1.3 herein (collectively, “Eligible Investors”) who each provide adequate documentation to Buyer that such Stockholder is an accredited investor as such term is defined in Rule 501 under Regulation D of the Securities Act (an “Accredited Investor”) to the reasonable satisfaction of Buyer and Buyer’s counsel, shall be entitled to purchase shares of Buyer Common Stock at a price per share of $5.00 (as adjusted for stock splits, stock dividends, combination or the like) in an amount (i) no greater than such Accredited Investor’s pro rata share of the Initial Merger Consideration and (ii) no less than $50,000, unless waived by Buyer in Buyer’s sole discretion. Any Stockholder electing to purchase Buyer Common Stock under this provision shall enter into customary documentation as Buyer and its counsel may require. Each such Stockholder may purchase such shares by providing Buyer (i) cash, (ii) a promissory note in a form provided by and reasonably satisfactory to Buyer (a “Promissory Note”), or (iii) any combination of the foregoing forms of consideration, provided, each Stockholder shall pay a minimum amount of cash for at least the par value per share. In the event a Stockholder elects to purchase shares with a Promissory Note (i) such note shall be non-recourse, (ii) Stockholder shall enter into a stock power executed in blank in a form provided by Buyer that shall allow Buyer to repurchase such shares at cost in the event of default under the Promissory Note or in the event the Merger does not close by December 20, 2005, and (iii) such Promissory Note shall be due and payable upon the earlier of (A) December 20, 2005 or (B) upon the closing of the Merger. “Expiration Date” shall mean, unless otherwise extended by Buyer in Buyer’s sole discretion, the earlier of (a) seven (7) days from the date hereof or (b) three (3) calendar days before the date of filing, as estimated in good faith by Buyer (the “Estimated Filing Date”), with the SEC of a registration statement in connection with Buyer’s proposed initial public offering, where Buyer has provided the Stockholders’ Representative at least forty eight (48) hours written notice (the “Filing Notice”) prior to such Estimated Filing Date, provided, Buyer shall use commercially reasonable efforts to allow Eligible Investors to purchase shares pursuant to this Section prior to the Expiration Date. The Estimated Filing Date shall in no way bind Buyer to filing a registration statement with the SEC on such date, and is solely for purposes of establishing a reasonable termination of rights under this provision in order that Buyer may ensure compliance with the federal and state securities laws. The Filing Notice, the Estimated Filing Date and the Expiration Date shall be binding and final on all Stockholders regardless of the actual date Buyer may file a registration statement with the SEC. On the Expiration Date, the right of all Stockholders to purchase shares of Buyer Common Stock under this provision shall terminate.

6.16 Termination of 401(k) Plan. The Company’s 401(k) retirement plan shall not be terminated until the earlier of (i) a Change of Control of Buyer or (ii) such time that Buyer implements a 401(k) retirement plan that permits participants of the Company’s 401(k) retirement plan to participate in Buyer’s 401(k) retirement plan. As used in this section, a “Change of Control” shall mean (i) the sale, conveyance, exchange, exclusive license or other transfer of all or substantially all of the intellectual property or assets of Buyer, (ii) any acquisition of Buyer by means of a consolidation, stock exchange, merger or other form of corporate reorganization of Buyer with any other corporation in which Buyer’s stockholders prior to the consolidation or merger own less than a majority of the voting securities of the surviving entity or (iii) any transaction or series of related transactions, to a person or group of persons (other than an underwriter of Buyer’s securities), following which such person or group of persons would hold 50% or more of the outstanding voting stock of Buyer.

ARTICLE VII

CONDITIONS TO THE ACQUISITION

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger and to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following condition:

(a) No Injunctions or Restraints; Illegality. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Merger illegal or otherwise preventing the consummation of the Merger.

7.2 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of the Buyer contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified by “materiality,” “Buyer Material Adverse Effect” or other similar exception or qualification shall be true and correct in all respects), in each case, as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such time (other than representations and warranties of Buyer which address matters only as of a particular date shall have been true and correct as of such particular date).

(b) Agreements and Covenants. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by Buyer prior to or as of the Closing.

(c) Conclusion of Due Diligence Review. The Company shall have completed its due diligence review of Buyer and Buyer’s business, including, but not limited to, with respect to all business and legal matters, to the satisfaction of the Company in its sole discretion.

(d) Employment Agreements. Principal Stockholders and Buyer shall have executed and delivered employment agreements as provided in Section 6.13 hereof.

(e) Officer Certificate of the Buyer. Company shall have received a certificate, validly executed by Chief Executive Officer of the Buyer for and on its behalf, to the effect that, as of the Closing, the conditions to the obligations of Buyer set forth in Sections 7.2(a) through 7.2(h) have been satisfied (unless otherwise waived in writing in accordance with the terms hereof).

(f) Certificate of Secretary of Buyer. Company shall have received a certificate, validly executed by the Secretary of the Buyer, certifying as to (i) the terms and effectiveness of the Organizational Documents and the good standing of the Buyer, and (ii) the valid adoption of resolutions of the Board of Directors of the Buyer (whereby the Merger and the transactions contemplated thereby were unanimously approved by the Board of Directors).

(g) Forecast EBITDA. The Stockholders’ Representative and the Buyer shall have agreed in good faith upon a Forecast EBITDA for the Company Business Unit for the Earn-out Period.

(h) Option Plan. Buyer shall have adopted and submitted to the Company for review Buyer’s 2005 Option Plan and related form of options to be issued to employees of the Company.

(i) Legal Opinion. Company shall have received a legal opinion from legal counsel to Buyer, in substantially the form attached hereto as Exhibit H.

(j) Capitalization Table. Buyer shall have submitted to the Company a capitalization table showing all outstanding and issued capital stock and reflecting all agreements to issue capital stock as of the Closing Date and the amount of all outstanding warrants, options and other derivative securities issued or agreed to be issued as of the Closing Date.

(k) Receipt of Initial Capital. Buyer shall have delivered to the Company a certified check or by wire transfer an amount of One Million Five Hundred Thousand Dollars ($1,500,000) pursuant to Section 1.7(g)(i) hereof.

7.3 Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Merger and to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations and Warranties. Each representation and warranty of the Principal Stockholders and the Company contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified by “materiality,” “Company Material Adverse Effect” or other similar exception or qualification shall be true and correct in all respects), in each case, as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such time (other than representations and warranties of the Principal Stockholders and the Company which address matters only as of a particular date shall have been true and correct as of such particular date).

(b) Agreements and Covenants. The Principal Stockholders and the Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement required to be performed and complied with by the Principal Stockholders and the Company prior to or as of the Closing.

(c) Government Approvals. Approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (if any) deemed reasonably appropriate or necessary by Buyer shall have been timely obtained.

(d) Third Party Consents. The Company shall have received all necessary consents, waivers and approvals with respect to the transactions contemplated by this Agreement under any Contract in a form of consent, waiver or approval (as the case may be) reasonably acceptable to Buyer.

(e) No Company Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or could reasonably be expected to have a Company Material Adverse Effect.

(f) Employment Agreements. Principal Stockholders and Company shall have executed and delivered employment agreements as provided in Section 6.13 hereof.

(g) Stockholder Non-Competition Agreements. Each Significant Stockholder shall have entered into a non-competition agreement with Buyer for a period of not less than three years following the Effective Date.

(h) Section 280G Approval. With respect to any payments or benefits that may constitute a Section 280G Payment, the stockholders of the Company shall have approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such Section 280G Payments or shall have disapproved such payments, and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and Buyer and its subsidiaries shall not have any liabilities with respect to any Section 280G Payments.

(i) FIRPTA Compliance. Buyer shall have received from the Company a properly executed notice in a form reasonably acceptable to Buyer for purposes of satisfying Buyer’s obligations under Section 897 and 1445 of the Code, together with written authorization for Buyer to deliver such notice to the Internal Revenue Service on behalf of the Company after the Closing.

(j) Key Man Life Insurance. The Company shall have obtained a “key man” life insurance policy payable to the Company in an amount not less than $2,000,000 upon the death of the Company’s Chief Executive Officer.

(k) Completion of Audit and Review by Buyer. The Company shall have provided to Buyer the results of the three year audit through December 31, 2004 of the Company (which audit shall include a customary management letter by the auditor) performed by an accounting firm selected by Buyer in its sole discretion and Buyer shall have reviewed the results of such audit, including all management letters, to Buyer’s satisfaction.

(l) Employee Confidentiality Agreements. All current employees of the Company shall have executed confidential information, non-competition and assignment of invention agreements in substantially the form attached hereto as Exhibit E prior to Closing.

(m) Release of Liens. Buyer shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in a form and substance reasonably satisfactory to Buyer, that are necessary and appropriate to evidence the release of all Liens encumbering the Company’s assets.

(n) Environmental Closing Conditions. Buyer shall be satisfied that there are no environmental liabilities or other matters resulting from the Company’s business or ownership of any real property.

(o) Patent Assignments. For each of the Company’s United States patents, the Company shall record or shall have recorded in the United States Patent and Trademark Office prior to the Closing an executed assignment in a form reasonably acceptable to Buyer to evidence the transfer of such patents to the Company. For each of the Company’s non-U.S. patents, the Company shall have received an executed assignment in a form reasonably acceptable to Buyer to evidence the transfer of such patents to the Company. The foregoing assignments shall specify the Company as the owner by assignment of such Unites States and non-U.S. patents.

(p) Legal Opinion. Buyer shall have received a legal opinion from legal counsel to the Company, in substantially the form attached hereto as Exhibit F prior to Closing.

(q) Approval of Company Stockholders. Unless otherwise waived by Buyer, the holders of at least (i) eighty-five percent (85%) of the Company Common Stock outstanding and (ii) the percentage of Total Preferred Stock as required under the Company’s Articles of Incorporation, shall have voted in favor of or consented to this Agreement and the transactions contemplated hereby.

(r) Security Clearance. All security clearances set forth on Schedule 2.13 of the Company Schedule of Exceptions and any other security clearance with any Governmental Authority necessary for the Company’s business as currently conducted or proposed to be conducted shall be in effect and shall not be subject to revocation, suspension, forfeiture or termination or otherwise be adversely affected (as determined by Buyer in its sole discretion on the advice of counsel) as a result of the Merger and/or the other transactions contemplated herein.

(s) Officer Certificate of the Company. Buyer shall have received a certificate, validly executed by Chief Executive Officer of the Company for and on its behalf, to the effect that, as of the Closing, the conditions to the obligations of Buyer set forth in Sections 7.3(a) through 7.3(q) have been satisfied (unless otherwise waived in writing in accordance with the terms hereof).

(t) Certificate of Secretary of Company. Buyer shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Organizational Documents and the good standing of the Company, and (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated thereby were unanimously approved by the Board of Directors) and (iii) execution of this Agreement by the Principal Stockholders.

(u) Stockholder Agreement. Stockholders holding at least eighty-five percent (85%) of the voting interests of the Company shall enter into the Stockholder Agreement in substantially the form attached hereto as Exhibit D prior to Closing.

(v) Company Options; Company Warrants. The Company shall have delivered to Buyer evidence satisfactory to Buyer that all outstanding Company Options or other rights to purchase shares of Company Common Stock or equity interests in the Company have been exercised in full or cancelled or terminated and that Company has taken all necessary action to satisfy the requirements of Section 1.8(c) with respect to all outstanding Company Warrants as set forth on Schedule 2.5(b) (without any further consideration or amounts (whether in the form of securities, cash or otherwise) payable or issuable thereunder after the Effective Time), effective as of the Effective Time; provided, however, that the Company shall notify Buyer in advance of paying cash to settle or terminate any such instruments and provide Buyer a reasonable opportunity to consult with the Company concerning any proposed cash payment.

(w) Conclusion of Due Diligence Review. Buyer shall have completed its due diligence review of the Company and Company’s business, including but not limited to, with respect to all business and legal matters, to the satisfaction of Buyer in its sole discretion.

(x) Securities Act Compliance. The transaction contemplated by this Agreement shall qualify for the exemption from the registration requirements of Section 5 of the Securities Act under Section 4(2) of the Securities Act.

(y) Litigation. There shall be no action, suit, claim, or proceeding of any nature pending, or overtly threatened, against the Company, or its properties or any of its officers or directors arising out of, or in any way connected with, the Merger or other transactions contemplated by the terms of this Agreement.

(z) ESOP Trustee. The Company shall have selected and retained either a qualified ESOP Trustee that is empowered to exercise trust powers in the State of Arizona and that is otherwise unaffiliated with the Company or a qualified ESOP Investment Manager to serve as independent fiduciary of the Company ESOP for purposes of the Merger and the other transactions contemplated by this Agreement and shall have provided such ESOP Trustee or ESOP Investment Manager with all resources and information that such ESOP Trustee or ESOP Investment Manager may have requested to fulfill its obligations relating to the Merger and the other transactions contemplated by this Agreement.

(aa) Company Warrants. The Company shall have taken all necessary action to satisfy the requirements of Section 1.8(c) with respect to all outstanding Company Warrants as set forth on Schedule 2.5(b).

(bb) Forecast EBITDA. The Stockholders’ Representative and Buyer shall have agreed in good faith upon a Forecast EBITDA for the Company Business Unit for the Earn-out Period.

(cc) Proposed Option Grant List. The Company shall have provided Buyer a Proposed Option Grant List pursuant to Section 1.8.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by mutual written consent of the Company, on the one hand, and Buyer, on the other;

(b) by Buyer or the Company if: (i) there shall be a final, non-appealable order of a court of competent jurisdiction in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority that would make consummation of the Merger illegal;

(c) by Buyer, upon a breach in any material respect of any representation, warranty, covenant or agreement on the part of the Company or any Principal Stockholder set forth in this Agreement, or if any representation or warranty the Company or any Principal Stockholder shall have become untrue in any material respect, in either case such that the conditions set forth in Section 7.3(a) would not be satisfied in any material respect as of the time of such breach or as of the time such representation or warranty shall have become untrue in any material respect, provided that if any such inaccuracy in the Company’s or any Principal Stockholder’s representations and warranties or breach by the Company or any Principal Stockholder is curable by the Company or such Principal Stockholder through the exercise of reasonable efforts, then Buyer may not terminate this Agreement under this Section 8.1(c) prior to the end of a ten (10) day period following such breach (or inaccuracy arising), provided the Company or such Principal Stockholder continues to exercise reasonable efforts to cure such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1(c) if such breach by the Company or such Principal Stockholder is cured prior to the end of such period);

(d) by the Company upon a breach in any material respect of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue in any material respect, in either case such that the conditions set forth in Section 7.2(a) would not be satisfied in any material respect as of the time of such breach or as of the time such representation or warranty shall have become untrue in any material respect; provided that if any such inaccuracy in Buyer’s representations and warranties or breach by Buyer is curable by Buyer through the exercise of its reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(d) prior to the end of a ten (10) day period following such breach (or inaccuracy arising), provided Buyer continues to exercise reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if such breach by Buyer is cured prior to the end of such period);

(e) by Buyer, if a Company Material Adverse Effect shall have occurred after the date of this Agreement;

(f) by Company if the closing conditions set forth in Section 7.2 have not been satisfied or otherwise validly waived by Company and the Closing has not occurred by thirty (30) days from the date hereof, unless otherwise extended by written consent of Buyer and Company; or

(g) by Buyer if the closing conditions set forth in Section 7.3 have not been satisfied or otherwise validly waived by Buyer and the Closing has not occurred by thirty (30) days from the date hereof, unless otherwise extended by written consent of Buyer and Company.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, the Company or the Stockholders or their respective officers, directors, employees, agents, consultants, representatives or stockholders (in their respective capacities as such), if applicable; provided that each party hereto shall remain liable for any breach of this Agreement prior to its termination; and provided further, that, the provisions of Sections 6.2 (Confidentiality), 6.3 (Expenses) and 6.4 (Public Disclosure), Article X and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3 Amendment. Prior to the Closing, the parties hereto may amend this Agreement at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. On or after the Closing, Buyer, the Company and the Stockholders may amend this Agreement at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

8.4 Extension; Waiver. At any time prior to the Closing, Buyer, on the one hand, and the Company and the Stockholders, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time on or after the Closing, Buyer and the Company, on the one hand, and the Stockholders, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the Company contained in this Agreement (including in the Company Disclosure Schedules) and in any certificate or other instrument delivered pursuant to this Agreement shall survive for a period of twelve (12) months following the Closing Date (the “Survival Date”); provided, however, that (i) the representations and warranties set forth in Section 2.2 (Authority), Section 2.8 (Taxes) and Section 2.13 (Government Contracts) shall survive until the expiration of the applicable statutes of limitations and (ii) the representations and warranties set forth in Section 2.5 (Company Capitalization) and Section 3.1 (Ownership of Company Common Stock) shall survive indefinitely and not terminate. The representations, warranties, covenants and agreements of Buyer contained in this Agreement shall terminate as of the Survival Date.

9.2 Indemnification; Indemnification Limitation.

(a) Indemnification by the Company and the Stockholders. The Company and the Stockholders jointly and severally shall indemnify, defend and hold harmless Buyer and its employees, directors, officers, representatives and affiliates, including the Company after the Closing (each a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against, and pay or reimburse, as the case may be, the Buyer Indemnified Parties for, any and all losses, claims, liabilities, damages, deficiencies, costs and expenses, including the reasonable fees and expenses of attorneys, accountants and other professionals (each a “Loss” and collectively “Losses”) paid, incurred, accrued or sustained by the Buyer Indemnified Parties, or any one of them, directly or indirectly, arising out of or relating to (A) any breach or inaccuracy of a representation, warranty or covenant of the Company contained in (i) this Agreement as of the date of this Agreement or on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations shall be deemed to have been made only as of such particular date), (ii) in the certificates delivered pursuant to Section 7.3 of this Agreement or (iii) any other agreement, certificate or instrument executed or delivered by the Stockholders or the Company in connection with this Agreement and (B) any Company Outstanding Debt not listed on Schedule 2.7. Stockholders are receiving Merger Consideration pursuant to this Agreement subject to their obligations under the Stockholder Agreement (as defined herein), and Stockholders under such Stockholder Agreement expressly agree to be bound to the indemnity obligations under this Article IX.

Notwithstanding the foregoing, Buyer Indemnified Parties may not seek indemnification from the Stockholders for Losses until (i) the aggregate amount of such Losses exceed one hundred and fifty thousand dollars ($150,000), and after which, Buyer Indemnified Parties may seek indemnification under this Article IX for the full amount of such Losses subject to Section 9.2(e), and (ii) immediately following the end of the Initial Earn-out Period. Notwithstanding anything herein to the contrary, in the event that Buyer Indemnified Party has the right to seek indemnification from the Stockholders under this Section 9.2(a), Buyer Indemnified Parties shall first offset any Losses by deducting the aggregate amount of such Losses from the Initial Earn-out Payment and the Performance Earn-out Payment, if any, and shall not pursue indemnification from individual Stockholders with respect to Initial Merger Consideration unless the amount of fifteen percent (15%) of the Initial Earn-out Payment and one hundred percent (100%) of the Performance Earn-out Payment is less than the aggregate amount of Losses incurred by such Buyer Indemnified Parties. For purposes of determining the amount of any Loss or Losses incurred by Buyer Indemnified Parties pursuant to this Article IX, any representation or warranty of the Company contained in this Agreement or in any certificate or instrument delivered to Buyer pursuant to this Agreement that is qualified in scope by materiality (including Material Adverse Effect) shall be deemed made or given without such qualification.

Notwithstanding the foregoing, the Buyer Indemnified Parties may not seek indemnification from the Company ESOP or its successors (i) with respect to its pro rata share of the Initial Merger Consideration (whether pursuant to either Section 9.2(a) or (b) below) and (ii) following the Initial Earn-out Period in excess of the amount of the Total Earn-out Payments, if any, to be paid to the Company ESOP or its successors.

(b) Special Indemnification.

(i) Notwithstanding anything to the contrary in this Agreement, and notwithstanding any disclosures made in the Company Schedule of Exceptions, the Company, the Principal Stockholders and the Stockholders jointly and severally, shall indemnify (“Special Indemnification”) and hold harmless the Buyer Indemnified Parties from and against all Special Losses (as defined below), and the Buyer Indemnified Parties shall have the right to recover as Special Losses, any assessment, charge, expense (including but not limited to consulting and legal fees), cost, award, fine, sanction, fee, interest or penalty, including any amounts paid to the U.S. Government in settlement, arising out of or related to any violation of the U.S. export laws or regulations, including but not limited to: the U.S. Arms Export Control Act; the U.S. International Traffic In Arms Regulations; the Export Administration Act; the Export Administration Regulations; or regulations administered by the Office of Foreign Assets Control (collectively, “Special Losses”). Buyer shall be entitled to seek Special Indemnification for Special Losses pursuant to the procedures set forth in this Section 9.2 and shall first offset any Special Losses by deducting the aggregate amount of such Special Losses from the Initial Earn-out Payment and then, if necessary, from the Performance Earn-out Payment, if any, and shall not pursue indemnification from individual Stockholders with respect to the Initial Merger Consideration unless the amount of fifteen percent (15%) of the Initial Earn-out Payment and one hundred percent (100%) of the Performance Earn-out Payment is less than the aggregate amount of Special Losses incurred by such Buyer Indemnified Parties; provided, further, that in the event the Special Losses exceed the Indemnification Limitation (defined below), nothing shall prohibit Buyer from pursuing indemnification from individual Stockholders with respect to the Initial Merger Consideration and Initial Earn-out Payment in excess of the Indemnification Limitation.

Notwithstanding the foregoing, Buyer Indemnified Parties may not seek indemnification from the Stockholders for Special Losses (i) until the aggregate amount of such Special Losses exceed fifty thousand dollars ($50,000), and after which, Buyer Indemnified Parties may seek indemnification under this Article IX for the full amount of such Special Losses, (ii) until the end of the Initial Earn-out Period and (iii) that relate to the costs incurred by Parent in conducting an initial compliance audit of the Company for compliance with U.S. export laws (an “Initial Compliance Audit”); provided, in the event the Initial Compliance Audit identifies areas for further investigation or remediation, any reasonable costs, including additional investigatory work, and any Special Losses shall not be excluded from Buyer’s right to Special Indemnification.

(ii) In the event Buyer is assessed Special Losses and following Closing makes a payment to satisfy a Special Losses assessment, Buyer Indemnified Parties shall be entitled to interest on any such payment from Stockholders as part of their Special Indemnification claim, which interest shall accrue from the date such payment was made (the “Special Losses Payment Date”) through the Earn-out Period or Termination Date, as the case may be, at a rate equal to the prime interest rate (as reported by the Wall Street Journal) on the Special Losses Payment Date plus two percent (2%).

(c) Buyer Access to Information. The Stockholders’ Representative shall have reasonable access to information about the Company and the reasonable assistance of the Company’s officers and employees for the purpose of exercising its rights hereunder, provided that the Stockholders’ Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to counsel and experts necessary to perform its duties hereunder who agree to treat such information confidentially).

(d) Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless the Stockholders and their affiliates (each a “Stockholder Indemnified Party” and collectively, the “Stockholder Indemnified Parties”) from and against, and pay or reimburse, as the case may be, the Stockholder Indemnified Parties for, any and all Losses paid, incurred, accrued or sustained by the Stockholder Indemnified Parties, or any one of them, directly or indirectly, as a result of any breach or inaccuracy of a representation, warranty or covenant of Buyer contained in this Agreement as of the date of this Agreement or on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations shall be deemed to have been made only as of such particular date). The Buyer Indemnified Parties and the Stockholder Indemnified Parties shall be referred to herein collectively as the “Indemnified Parties.”

Notwithstanding the foregoing, Stockholder Indemnified Parties may not seek indemnification from Buyer for Losses until (i) the aggregate amount of such Losses exceed one hundred and fifty thousand dollars ($150,000), and after which, Stockholder Indemnified Parties may seek indemnification under this Article IX for the full amount of such Losses subject to Section 9.2(e), and (ii) the end of the Initial Earn-out Period. For purposes of determining the amount of any Loss or Losses incurred by Stockholder Indemnified Parties pursuant to this Article IX, any representation or warranty of Buyer contained in this Agreement or in any certificate or instrument delivered to the Company pursuant to this Agreement that is qualified in scope by materiality (including Material Adverse Effect) shall be deemed made or given without such qualification.

(e) Indemnification Limitation. Notwithstanding anything to the contrary in this Agreement, in no event shall (i) Buyer be liable for indemnification under this Article IX for aggregate Losses in excess of an amount equal to the sum of (A) fifteen percent (15%) of the amount of the Initial Merger Consideration received by all Stockholders plus (B) fifteen percent (15%) of the amount of the Initial Earn-out Payment received by all Stockholders plus (C) the amount of any Performance Earn-out Payments payable to all Stockholders in accordance with Section 1.7 and (ii) any individual Stockholder be liable for indemnification under this Article IX for aggregate Losses in excess of an amount equal to the sum of (A) fifteen percent (15%) of the amount of the Initial Merger Consideration received by such Stockholder plus (B) fifteen percent (15%) of the amount of the Initial Earn-out Payment received by such Stockholder plus (C) the amount of any Performance Earn-out Payment payable to such Stockholder in accordance with Section 1.7 (each, an “Indemnification Limitation”); provided, however, that the Indemnification Limitation shall not apply to nor limit in any way Buyer Indemnified Parties’ right to indemnification for Special Losses. Accordingly, for purposes of avoiding any ambiguity, the foregoing Indemnification Limitation for (i) Buyer in clause (A) shall equal fifteen percent (15%) of the sum of the aggregate amount of cash delivered to Stockholders at the Closing, and (ii) any individual Stockholder in clause (A) shall equal fifteen percent (15%) of the aggregate amount of cash received by such Stockholder at the Closing. For purposes of the Indemnification Limitation under this Section 9.2(e) with respect to the Initial Earn-out Payments, such limitation shall be based upon (i) with respect to Buyer, fifteen percent (15%) of the actual dollar amount of the aggregate Initial Earn-out Payments payable by Buyer to all Stockholders, and (ii) with respect to an individual Stockholder, fifteen percent (15%) of the actual dollar amount of the Initial Earn-out Payments payable to such Stockholder. For purposes of the Indemnification Limitation under this Section 9.2(e) with respect to the Performance Earn-out Payments, such limitation shall be based upon (i) with respect to Buyer, the actual dollar amount of the aggregate Performance Earn-out Payments payable by Buyer to all Stockholders, and (ii) with respect to an individual Stockholder, the actual dollar amount of the Performance Earn-out Payments payable to such Stockholder. Notwithstanding the foregoing, such Indemnification Limitation for a party to this Agreement shall not apply in the event of fraud or intentional misrepresentation by such party.

9.3 Claims for Indemnification.

(a) Claims for indemnity pursuant to this Article IX by a Buyer Indemnified Party shall be made by the delivery of an Officer’s Certificate (as defined below) to the Stockholders’ Representative (as defined in Section 9.5). Claims for indemnity pursuant to this Article IX by a Stockholder Indemnified Party shall be made by the delivery of an Officer’s Certificate to Buyer. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Buyer or by the Stockholders’ Representative: (i) stating that an Indemnified Party has paid, sustained, incurred or accrued, or anticipates that it will have to pay, sustain, incur or accrue Losses or Special Losses, as the case may be, and (ii) specifying the facts pertinent to such indemnification claim and the individual items of Losses or Special Losses, as the case may be, included in the amount so stated and, in the case of anticipated Losses or Special Losses, as the case may be, the basis for such anticipated liability.

(b) Upon the receipt by the Stockholders’ Representative at any time on or before the Expiration Date of an Officer’s Certificate from Buyer, Buyer shall, subject to the provisions of this Article IX, have the right to (i) receive cash from Stockholders in an aggregate amount equal to the Losses specified in such Officer’s Certificate, and/or (ii) offset all such claims for Losses against an obligation, if any, to pay Stockholders the Performance Earn-out Payment. Upon receipt by Buyer at any time on or before the Survival Date of an Officer’s Certificate from the Stockholders’ Representative, Stockholders’ Representative, on behalf of the Stockholders, shall, subject to the provisions of this Article IX, have the right to receive cash from Buyer in an aggregate amount equal to the Losses specified in such Officer’s Certificate.

(c) Upon the receipt by the Stockholders’ Representative at any time on or before the expiration of the applicable statute of limitations as related to the applicable Special Losses, of an Officer’s Certificate from Buyer, Buyer shall, subject to the provisions of this Article IX, have the right to (i) receive cash from Stockholders in an aggregate amount equal to the Special Losses specified in such Officer’s Certificate, and/or (ii) offset all such claims for Special Losses against any obligation to pay Eligible Stockholders the Initial Earn-out Payment or the Performance Earn-out Payment, as applicable.

(d) If the Stockholders’ Representative fails to object in writing within the 30-day period after delivery by Buyer of an Officer’s Certificate to the Stockholders’ Representative, such failure to so object shall be an irrevocable acknowledgment by the Stockholders’ Representative and the Stockholders that the Buyer Indemnified Parties are entitled to the full amount of the claim for Losses or Special Losses, as the case may be, set forth in such Officer’s Certificate. If Buyer does not object in writing within the 30-day period after delivery by the Stockholders’ Representative of an Officer’s Certificate to Buyer, such failure to so object shall be an irrevocable acknowledgement by Buyer that the applicable Stockholder Indemnified Parties are entitled to the full amount of the claim for Losses or Special Losses, as the case may be, set forth in such Officer’s Certificate.

(e) The Stockholders’ Representative may make a written objection (a “Stockholder Objection Notice”) to any claim for indemnification. The Stockholder Objection Notice shall be delivered to Buyer within thirty (30) days after delivery of the Officer’s Certificate to the Stockholders’ Representative. The amount objected to by a Stockholders’ Representative in a Stockholder Objection Notice is referred to as a “Disputed Amount.” Conversely, Buyer may make a written objection (a “Buyer Objection Notice”, and together with a Stockholder Objection Notice, an “Objection Notice”) to any claim for indemnification. The Buyer Objection Notice shall be delivered to the Stockholders’ Representative within thirty (30) days after delivery of the Officer’s Certificate to Buyer.

(f) Resolution by the Parties. The Stockholders’ Representative and Buyer shall attempt in good faith to resolve any claim for indemnification to which an Objection Notice is made. If the parties are able to resolve any such claim for indemnification, they shall prepare and sign a memorandum setting forth such agreement.

(g) Dispute Resolution. If Buyer and the Stockholders are unable to resolve a claim for indemnification to which an Objection Notice has been made within twenty (20) days (as such period may be extended by mutual agreement between the parties), the parties agree that for any disputes arising out of or related to Article IX, the parties consent to the exclusive jurisdiction of, and venue in, the Delaware Chancery Court in Wilmington, Delaware pursuant to Section 10.8 herein.

9.4 Third Party Claims. If any Indemnified Party receives notice of any claim or legal proceeding by a person who is not a party to this Agreement (a “Third Party Claim”), such Indemnified Party shall promptly deliver the appropriate Officer’s Certificate to the indemnifying party. In connection with any Third Party Claim, the indemnifying party may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the indemnifying party acknowledges to the Indemnified Party in writing its obligation to indemnify the Indemnified Party with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement). If, however, the indemnifying party fails or refuses to undertake the defense of such Third Party Claim within fifteen (15) days after written notice of such claim has been delivered to the indemnifying party by the Indemnified Party, the Indemnified Party shall have the right to undertake the defense, compromise and settlement of such Third Party Claim with counsel of its own choosing. Failure of the Indemnified Party to furnish written notice to the indemnifying party of a Third Party Claim shall not release the indemnifying party from its obligations hereunder, except to the extent it is prejudiced by such failure. If the indemnifying party assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and its own expense; provided, however, that if there exists a conflict of interest between the indemnifying party and the Indemnified Party, then the Indemnified Party shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the indemnifying party, but in no event shall the indemnifying party be liable for the costs and expenses of more than one such separate counsel. If the indemnifying party assumes the defense of any such claim or legal proceeding, the indemnifying party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. The indemnifying party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, however, the Indemnified Party shall be entitled to the control of the defense or any such action if it (a) is reasonably likely to result in liabilities which, taken with other then existing claims by any of the Indemnified Parties under this Article IX, would not be fully indemnified hereunder, or (b) is reasonably likely to result in a Company Material Adverse Effect even if the indemnifying party pays all indemnification amounts in full. If the Indemnified Party is entitled to control the defense of an action, the Indemnified Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

9.5 Stockholder Agreement; Stockholders’ Representative. Prior to and as a condition of the Closing of the Merger, all of the Stockholders shall enter into the Stockholder Agreement in substantially the form attached hereto as Exhibit F prior to Closing. The Stockholder

Agreement shall provide, inter alia, the Stockholders’ consent to the Merger and the designation and irrevocable appointment of Walker Butler (the “Stockholders’ Representative”) as the attorney-in-fact of each such Stockholder, with the full power and authority in the name of, and for and on behalf of, each such Stockholder, in respect of the matters set forth in the Stockholder Agreement, which shall include but not be limited to, representing the Stockholders in connection with all matters in respect of (i) any Initial Earn-out Payment or Performance Earn-out Payment pursuant to Section 1.7, (ii) negotiation of any Termination Payment Amount, and (iii) indemnification pursuant to Article IX. A decision, act, consent or instruction of the Stockholder’ Representative (including an amendment, extension or waiver of this agreement pursuant to Article X hereof) shall constitute a decision of all the Stockholders and shall be final, binding and conclusive upon each of such Stockholders, and the Buyer may rely upon any such decision, act, consent or instruction of the Stockholder’ Representative as being the decision, act, consent or instruction of each of such Stockholders. Buyer is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Representative. By his signature below the Stockholders’ Representative hereby acknowledges such designation and agrees to serve in such capacity. Such agency may be changed by the Stockholders from time to time upon prior written notice to Buyer; provided that the Stockholder’s Representative may not be removed unless holders of two-thirds interest in the Company Stock issued and outstanding immediately prior to the Effective Time agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Stockholders’ Representative may be filled by approval of the holders of a majority in interest of the Company Stock issued and outstanding immediately prior to the Effective Time. No bond shall be required of the Stockholders’ Representative and the Stockholders’ Representative shall not receive compensation for his or her services. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each of the Stockholders. As to any matters not expressly provided for in the Stockholder Agreement, the Stockholders’ Representative shall not be required to exercise any discretion or to take any action that exposes the Stockholders’ Representative to personal liability or that is contrary to the Stockholder Agreement or applicable legal requirements. The provisions of the Stockholder Agreement are hereby incorporated by reference herein.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service to the appropriate address, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until the date and time of acknowledged receipt at the appropriate address:

(a)	if to Buyer, to:

ICx Technologies, Inc.

411 West Putnam Avenue, Suite 125

Greenwich, CT 06830

Attention: Arthur Amron, Esq.

Mr. Hans Kobler

Facsimile: (203) 862-7340

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

11921 Freedom Drive, Suite 600

Reston, Virginia 20190-5634

Attention: Trevor J. Chaplick, Esq.

Facsimile:(703) 734-3199

and with an additional copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Michael Danaher, Esq.

Jon Layman, Esq.

Facsimile: (650) 493-6811

(b)	if to the Company, to:

Sensor Technologies & Systems, Incorporated

8900 E. Chaparral Road

Suite 1000

Scottsdale, Arizona 85250-2602

Attention: Walker Butler

Facsimile: (408) 483-2011

with a copy (which shall not constitute notice) to:

Keller Rohrback, PLC

3101 North Central Avenue, Suite 900

Phoenix, Arizona 85012

Attention: Gary Gotto, Esq.

Stephen R. Boatwright, Esq.

Facsimile: (602) 248-2822

(c)	if to any Stockholder, to the Stockholder Representative:

Walker Butler, as Stockholder Representative

c/o Sensor Technologies & Systems, Incorporated

8900 E. Chaparral Road, Suite 1000

Scottsdale, Arizona 85250-2602

Facsimile: (408) 483-2011

10.2 Principal Stockholder Actions. All obligations, actions and notices of the Stockholders to be satisfied, taken or delivered under this Agreement shall be satisfied, taken or delivered by all Stockholders set forth on Schedule 1.1 for such obligations, actions and notices to be considered satisfied, taken or delivered under this Agreement.

10.3 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.4 Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart for it to be effective among the other parties.

10.5 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, including but not limited to the Prior Agreement, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights and delegate its obligations hereunder to its affiliates so long as Buyer remains obligated to perform those obligations required to be performed by Buyer hereunder and except that the ESOP Trustee may assign its right to receive payments under Section 1.7 (and any remedies that the ESOP Trustee might have under this Agreement) to participants and beneficiaries of the Company ESOP, upon distribution of their benefits, in a manner consistent with ERISA and the terms of the Company ESOP and in a manner that allows any rights so assigned to be rolled over into an individual retirement account or an eligible retirement plan.

10.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Other Remedies. Except as specifically set forth herein to the contrary, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court in Wilmington, Delaware, in connection with any matter or dispute based upon or arising out of this Agreement or the matters or agreements contemplated herein (except as set forth to the contrary in any such other matter or agreements), and agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware, as the case may be, for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Notwithstanding the above, unless otherwise defined in this Agreement, any terms contained in this Agreement specifically relating to: (i) United States Government Contracts shall be interpreted and construed consistently with the federal common law of Government Contracts and, where applicable, the FAR, the DFARS and other federal Government Contracts laws, regulations and Legal Requirements; and (ii) foreign, state or local Government Contracts shall be interpreted and construed consistently with that respective jurisdiction’s Government Contracts laws, regulations and Legal Requirements.

10.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

10.10 Attorneys’ Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.12 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE XI

DEFINITIONS

11.1 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Advisor Expenses” has the meaning set forth in Section 2.7.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such referenced Person and includes, without limitation, (a) any Person who is an officer, director or direct or indirect beneficial holder of at least 5% of the then outstanding capital stock of such Person, and any of the Family Members of any such Person, (b) any Person of which such referenced Person and/or its Affiliates (as defined in clause (a) above), directly or indirectly, either beneficially own(s) at least 5% of the then outstanding equity securities or constitute(s) at least a 5% equity participant, (c) in the case of a referenced Person who is an individual, Family Members of such Person, and (d) in the case of any referenced Person that is an Investor, any Person for which that Investor or its investment adviser, general partner or other Person or entity serving in a similar capacity, or any of their respective Affiliates, serves as general partner and/or investment adviser or in a similar capacity, and all mutual funds, hedge funds, or other pooled investment vehicles or entities under the control or management of such Investor or the general partner or investment adviser thereof or any Person serving in a similar capacity, or any Affiliate of any of them, or any Affiliates of any of the foregoing.

“Aggregate Initial Cash Consideration” means (i) $6,060,960, minus (ii) the Aggregate Preferred Liquidation Preference; provided, in no event shall the sum of the Aggregate Preferred Liquidation Preference and Aggregate Initial Cash Consideration exceed $6,060,960, and in the event such sum exceeds $6,060,960, the Aggregate Initial Cash Consideration shall be proportionately decreased to reduce such aggregate sum to $6,060,960.

“Aggregate Preferred Liquidation Preference” means the product obtained by multiplying (i) Preferred Liquidation Preference Cash Ratio by (ii) the Total Company Preferred Stock.

“Agreement” has the meaning set forth in the Preamble.

“Audited Financials” shall have the meaning set forth in Section 2.6.

“Benefit Plan” has the meaning set forth in Section 2.17(a).

“business day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York are authorized or obligated by law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Common Stock” has the meaning set forth in Section 1.1(c).

“Buyer Indemnified Party” has the meaning set forth in Section 9.2.

“Buyer Material Adverse Effect” means any change, event or effect that is, or would reasonably be expected to be, materially adverse to (i) the business, assets (whether tangible or intangible), liabilities, financial condition, operations or results of operations of Buyer and its subsidiaries, taken as a whole, or (ii) Buyer’s ability to consummate the transactions contemplated by this Agreement.

“Buyer Objection Notice” has the meaning set forth in Section 9.3(e).

“Buyer Options” has the meaning set forth in Section 1.8(c)(i).

“Capital Commitment Period” means the thirty six (36) month period immediately following the Effective Time.

“Cash Earn-out Ratio” means the quotient of (i) aggregate amount of cash equal to the Performance Earn-out Payment, divided by (ii) the Fully Converted Shares of Company Common Stock Outstanding.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Cash Ratio” means the quotient of (i) the Aggregate Initial Cash Consideration, divided by the (ii) Fully Converted Shares of Company Common Stock Outstanding.

“Company” has the meaning set forth in the Preamble.

“Company Business Unit” means at any time during the Earn-out Period, the Surviving Entity, or in the event such Surviving Entity is merged with, sold to or otherwise combined with or into Buyer or an Affiliate or Affiliates of Buyer, the succeeding business unit(s) or organization(s) that continue(s) to operate the business(es) of the Surviving Entity.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Employee Agreement” has the meaning set forth in Section 2.17(a).

“Company ESOP” means the Company Employee Stock Ownership Plan, as amended.

“Company Intellectual Property” has the meaning set forth in Section 2.11(a).

“Company Material Adverse Effect” means any change, event or effect that is, or would reasonably be expected to be, materially adverse to (i) the business, assets (whether tangible or intangible), liabilities, financial condition, operations results of operations or prospects of the Company or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement.

“Company Preferred Stock” has the meaning set forth in the Recitals.

“Company Registered Intellectual Property” has the meaning set forth in Section 2.11(b).

“Company Sites” has the meaning set forth in Section 2.11(s).

“Company Warrants” has the meaning set forth in Section 1.8(c).

“Competing Business” has the meaning set forth in Section 6.12(c).

“Confidentiality Agreement” has the meaning set forth in Section 6.4.

“Contract” has the meaning set forth in Section 2.12.

“Disputed Amount” has the meaning set forth in Section 9.3(e).

“Earn-out Period” has the meaning set forth in Section 1.7(d).

“EBITDA” means earnings before interest, taxes, depreciation and amortization of the Company Business Unit as calculated in accordance with GAAP.

“Election Deadline” means the date set forth in the notice to be given to all Stockholders by Buyer which shall be the deadline for delivering a completed Stockholder Election Form to Buyer.

“Eligible Stockholder(s)” has the meaning set forth in Section 1.7.

“Employment Agreement” has the meaning set forth in the Recitals.

“Environmental Requirement” has the meaning set forth in Section 2.16(a).

“ERISA” has the meaning set forth in Section 2.18(a).

“ERISA Affiliate” has the meaning set forth in Section 2.18(a).

“Employees” has the meaning set forth in Section 2.18(a).

“Expiration Date” means the Survival Date which shall be the deadline for delivery of an Officers’ Certificate by Buyer or Stockholder’s Representative for any claim for Losses under Article IX.

“Family Member” with respect to a natural person, means (x) a member of the specified person’s immediate family, whether by blood or adoption, which shall include his or her spouse, siblings, descendants, parents or spouses (or surviving spouses) of descendants, or (y) a trust, corporation, limited liability company, partnership or other entity, all of the beneficial interests in which shall be held directly or indirectly by such person or one or more persons described in clause (x); provided, however, that during the period any such trust, corporation, limited liability company, partnership or other entity holds any right, title or interest in any capital stock of the Company, no person or entity other than such person or one or more Family Members of such person of the type listed in clause (x) may be or become beneficiaries, stockholders, members or limited or general partners or owners thereof.

“FMV of a Share of Buyer Common Stock” means the fair market value of a share of Buyer Common Stock which shall be (i) with respect to any Buyer Common Stock that is publicly traded, either (A) with respect to Buyer Common Stock that is traded on a securities exchange (including without limitation the Nasdaq National Market), the average of the closing prices of such Buyer Common Stock on such exchange over the thirty (30)-day period ending three (3) calendar days prior to the date of such determination or (B) with respect to Buyer Common Stock that is traded over-the-counter, the average of the closing bid or sale prices (whichever is applicable) over the thirty (30)-day period ending three (3) calendar days prior to such determination, or (ii) with respect to any Buyer Common Stock that is not publicly traded, the fair market value as determined by a qualified, independent third party appraiser selected by Buyer in its sole discretion.

“Fully Converted Shares of Company Common Stock Outstanding” means the sum of the (i) total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, and (ii) total number of shares of Company Common Stock issuable upon exercise of all Company Warrants and any other convertible securities of the Company (other than Company Preferred Stock and Company Options) issued and outstanding immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles.

“Geographic Area” has the meaning set forth in Section 6.10(d).

“Governmental Authority” means any government, court, administrative agency or commission or other governmental agency, authority or instrumentality, domestic or foreign, of competent jurisdiction.

“Government Bid” has the meaning set forth in Section 2.13.

“Government Contract” has the meaning set forth in Section 2.13.

“Gross Margin” is defined as the number one (1) minus the quotient of (i) the cost of goods sold, divided by (ii) the actual sales price of the goods sold.

“Hazardous Materials Activities” means as set forth in Section 2.16(c).

“Hazardous Substance” has the meaning set forth in Section 2.16(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” and “Indemnified Parties” has the meaning set forth in Section 9.3(a).

“Individuals” has the meaning set forth in Section 2.11(s).

“Initial Cash Earn-out Ratio” means the quotient of (i) the Initial Earn-out Payment, divided by (ii) the Fully Converted Shares of Company Common Stock Outstanding.

“Initial Earn-out Payment” means the amount of the Required Revenue (provided such amount is a positive number) during the Initial Earn-out Period, provided, that in no event shall the Initial Earn-out Payment exceed the Maximum Initial Earn-out Payment.

“Initial Earn-out Period” has the meaning set forth in Section 1.7(a).

“Initial Merger Consideration” means the amount of cash payable in connection with the Closing of the Merger pursuant to Section 1.6.

“Insurance Policies” has the meaning set forth in Section 2.21.

“Merger” has the meaning set forth in the Recitals.

“Intellectual Property” has the meaning set forth in Section 2.11(a).

“Intellectual Property Rights” has the meaning set forth in Section 2.11(a).

“IRS” means the Internal Revenue Service.

“Law” shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative statute, regulation, order, rule, ordinance, constitution, principle of common law or treaty.

“Legal Requirement” means any constitution, act, statute, law, treaty, rule, code, ordinance, regulation, standard, directive or official interpretation of, or judgment, injunction, order, decision, decree, license, permit, consent or authorization issued by, any Governmental Authority.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, option, charge, security interest, easement, covenant, right, right of way, lease, restriction, equity or encumbrance of any nature whatsoever in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Material Contracts” has the meaning set forth in Section 2.12.

“Maximum Initial Earn-out Payment” means six million five hundred thousand dollars ($6,500,000).

“Maximum Merger Consideration” means the sum of the (i) Aggregate Preferred Liquidation Preference, (ii) Aggregate Initial Cash Consideration, and (iii) the Total Earn-out Payments, if any, payable in accordance with Section 1.6 and Section 1.7; provided, in no event shall the Maximum Merger Consideration exceed the sum of $6,060,960, plus the Maximum Total Earn-out Payment.

“Maximum Performance Earn-out Payment” has the meaning set forth in Section 1.7(d).

“Maximum Total Earn-out Payment” shall mean the sum of the Maximum Initial Earn-out Payment and the Maximum Performance Earn-out Payment.

“Merger Consideration” means the Initial Merger Consideration payable pursuant to Section 1.6 and the Total Earn-out Payment, if any, payable pursuant to Section 1.7.

“Objection Notice” has the meaning set forth in Section 9.3(e).

“Officer’s Certificate” has the meaning set forth in Section 9.3(a).

“Open Source Materials” has the meaning set forth in Section 2.11(r).

“Organizational Documents” has the meaning set forth in Section 2.1.

“Outstanding Debt Letters” has the meaning set forth in Section 6.10.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture governmental Authority or other entity, and shall include any successor thereof.

“Personally-Identifiable Data” has the meaning set forth in Section 2.11(a).

“Predecessor Entities” means each predecessor entity of the Company, including without limitation New Heights, Inc., an Arizona corporation.

“Preferred Liquidation Preference Cash Ratio” has the meaning set forth in Section 1.6(a).

“Present Value of Projected EBITDA” means the present value of Projected EBITDA calculated on a monthly compounded basis with a discount factor of the prime rate of interest as reported by the Wall Street Journal plus two percent (2.0%). For purposes of illustration, if the prime rate were 5.0%, the discount factor for Present Value calculation purposes would be seven percent (7%). If Projected EBITDA were $78 million over a remaining period of three years following a Termination Date, the Present Value of Projected EBITDA would be $63,671,234.

“Principal Stockholder Indemnified Party” has the meaning set forth in Section 9.2.

“Privacy Statements” has the meaning set forth in Section 2.11(s).

“Projected EBITDA” means the aggregate amount of EBITDA the Buyer on the one hand, and the Stockholders’ Representative on the other hand, agree based on good faith negotiations that the Company Business Unit would reasonably likely generate during the remaining portion of the Earn-out Period following the Termination Date based on the cumulative average annual growth rate of EBITDA from the beginning of the Earn-out Period until the Termination Date.

“Projected Revenue” means the actual Sales Revenue generated through the Termination Date as calculated on an annualized basis.

“PTO” has the meaning set forth in Section 2.11(b).

“Purchaser Representative” has the meaning set forth in Section 3.7(c).

“Representative” has the meaning set forth in Section 5.2.

“Registered Intellectual Property” has the meaning set forth in Section 2.11(a).

“Required EBITDA” means the aggregate, cumulative amount of EBITDA generated by the Company Business Unit over the entire Earn-out Period calculated in accordance with Section 1.7(b) where such EBITDA is added together for each annual period and any additional Stub Period during the Earn-out Period and such aggregate, cumulative amount is a positive number; provided, in the event such sum produces zero or a negative number, the amount of Required EBITDA shall be deemed to be zero.

“Required Revenue” means the aggregate amount of bona fide Sales Revenue generated by the Company Business Unit over the Initial Earn-out Period calculated in accordance with GAAP, in excess of eight million five hundred thousand dollars ($8,500,000), where such net Sales Revenue is a positive number.

“Returns” has the meaning set forth in Section 2.8(b)(i).

“Sales Revenue” means the net sales revenue recognized in accordance with GAAP of the Company Business Unit.

“Schedule of Exceptions” has the meaning set forth in the introductory paragraph to Article II.

“Section 280G Payments” has the meaning set forth in Section 6.9.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholders” shall mean all of the holders of Company Stock.

“Stockholder Agreement” has the meaning set forth in Section 9.5.

“Stockholders’ Representative” has the meaning set forth in Section 9.5.

“Stockholder Representative Objection Notice” has the meaning set forth in Section 9.3(e).

“Stub Period” shall have the meaning as set forth in Section 1.7(d).

“Survival Date” shall have the meaning set forth in Section 9.1.

“Surviving Entity” shall mean the Surviving Entity, or if there is a Second Merger, then the Second Surviving Entity.

“Tax” or, collectively, “Taxes” shall have the meaning set forth in Section 2.8(a).

“Termination Payment Amount” means: (1) the sum of (A) the product of (i) the sum of the amount of actual EBITDA of the Company Business Unit generated from the beginning of the Earn-out Period until the Termination Date, plus, the Present Value of Projected EBITDA, multiplied by (ii) twenty-five percent (0.25), plus (B) the Earn-out Accrued Interest calculated pursuant to Section 1.7(i) as of the Termination Date, and (C) if the Termination occurs prior to the date of payment of the Initial Earn-out Payment, then plus the Projected Revenue; or (2) such other amount as mutually agreed upon in good faith by the Buyer and the Stockholders’ Representative at such time.

“Termination Payment Ratio” means the amount resulting from the quotient of (i) the Termination Payment Amount, divided by (ii) Fully Converted Shares of Company Common Stock Outstanding.

“Third Party Claim” has the meaning set forth in Section 9.4.

“Third Party Expenses” has the meaning set forth in Section 6.4.

“Total Company Preferred Stock” means the sum of the aggregate number of (i) shares of Company Preferred Stock, and (ii) shares of Company Preferred Stock issuable upon exercise of warrants or other convertible securities of the Company, in each case issued and outstanding immediately prior to the Effective Time.

“Unaccredited Stockholder” means a Stockholder who does not qualify as an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

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IN WITNESS WHEREOF, Buyer, the Company, Merger Sub and each of the Principal Stockholders have caused this Agreement to be signed, all as of the date first written above.

ICX TECHNOLOGIES, INC.

By:	/s/ Arthur Amron
Name: Arthur Amron Title: Vice President and Assistant Secretary

SENSOR TECHNOLOGIES & SYSTEMS, INCORPORATED

By:	/s/ Walker Butler
Name: Walker Butler Title: President and Chief Executive Officer

STS INTEGRATED MERGER CORPORATION

By:	/s/ Peter Huber
Name: Peter Huber Title: President

PRINCIPAL STOCKHOLDERS:

/s/ Walker Butler
Walker Butler

/s/ Arnold Nikula
Arnold Nikula

STOCKHOLDERS’ REPRESENTATIVE

By:	/s/ Walker Butler
Walker Butler, As Stockholders’ Representative